As filed with the Securities and Exchange Commission on _________ __, 2007
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1/A
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

COMMUNITY PIONEERS, LLC
(Exact name of registrant as specified in its charter)
Pennsylvania	2820	20-4401393
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

987 Valley View Road
New Holland, PA 17557
(717) 445-7097
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
John M. Sensenig
Community Pioneers, LLC
987 Valley View Road
New Holland, PA 17557
(717) 445-4669
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Andrew J. Sherman, Esq. Dickstein Shapiro LLP 1825 Eye Street, NW Washington, DC 20006-5403 (202) 420-2200

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount being Registered	Proposed Maximum Offering Price Per Security(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Series A Convertible Preferred Membership Units	350,000	$20.00	$7,000,000.00	$749
Series B Convertible Preferred Membership Units	75,000	$20.00	$1,500,000.00	$160.50
Series C Convertible Preferred Membership Units	50,000	$20.00	$1,000,000.00	$107
Series D Convertible Preferred Membership Units	25,000	$20.00	$500,000.00	$53.50
Common Membership Units	500,000	$20.00	$0	$0 (2)

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2) No fee pursuant to Rule 457(i).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion
Preliminary Prospectus dated _____ __, 2007

PROSPECTUS

COMMUNITY PIONEERS, LLC
500,000 Convertible Preferred Limited Liability Company Membership Units

The Securities being offered by Community Pioneers, LLC are Convertible Preferred Limited Liability Company Membership Units
and Common Limited Liability Company Membership Units.
Offering Price: $20 per Unit
Minimum Purchase Requirement: 50 Units ($1000)
Additional Increments: One Unit ($20)

We are offering up to 500,000 convertible preferred limited liability company membership units (“preferred units”) at $20 per preferred unit in Community Pioneers, LLC, a Pennsylvania limited liability company that are convertible into common limited liability company membership units (“common units”). We are a development stage holding company and intend to use the offering proceeds (1) to purchase ninety nine and ninety nine hundredths percent (99.99%) of the issued and outstanding equity interests of Crumb Rubber Granulator, LLC in exchange for 250,000 of the Series A preferred units offered by us in this offering, (2) to develop the business of Crumb Rubber Granulator, LLC, (3) for general corporate purposes and (4) to position us to execute our longer term strategy to purchase majority stakes in early-stage operating companies that present innovative products and technologies. Investors will be generally limited to members of the Amish/Mennonite community. Four different series of preferred units are being offered continuously for up to two (2) years: 375,000 Series A, 75,000 Series B, 50,000 Series C and 25,000 Series D preferred units. Each preferred unit represents a pro rata non-voting ownership interest in our capital and includes a right to receive a preference payment based on the terms of a particular series.

We are selling units directly to investors on a “minimum/maximum, best efforts” basis without using an underwriter directly through our officers and managers. No commission or other compensation related to the sale of the units will be paid to our officers and managers.

The proceeds of the offering will be placed and held in an escrow account at __________, ___________, ___________ Pennsylvania _________ until at least $250,000 in cash subscriptions are accepted by us from the sale of securities in this offering at which time the acquisition of Crumb Rubber Granulator, LLC will be completed. If we do not accept the $250,000 on or before two (2) years after the commencement of this offering, your investment will be promptly returned to you without interest and without any deductions. Once this offering is completed, we will not raise more funds in the securities markets until substantially all the funds raised in this offering are invested.

Each series of preferred units includes a right to receive a preference payment that accrues at a different rate and requires a different holding period as follows:

Series of units	Preference Payment Rate	Minimum Holding Period
Series A	6%	None
Series B	7%	6 months
Series C	8%	3 years
Series D	9%	5 years

Each series of preferred units may be purchased at $20 per unit with a minimum investment of $1000 for 50 units. Subject to the 50-unit ($1000) minimum, you may purchase additional preferred units for $20 each. The preferred units are non-voting except as required by law. Any time after the end of an applicable holding period, you will have the option to sell back to us all or a portion of such preferred units at $20 per unit (as long as we determine in our sole discretion that we have enough cash available to complete the repurchase and such repurchase does not violate any agreement or law to which we are subject) or you may convert all or a portion of such preferred units into common units at a 1-to-1 ratio. You also may choose whether part or all of your accrued preference payment is to be paid to you in cash or paid in additional preferred units or common units at the rate of one new preferred unit or common unit for each $20 of accrued preference payments. In the event that we do not have sufficient cash to repurchase units from time to time as we may determine in our sole discretion, we may elect to defer the repurchase payments and any accrued preference payments and make such payments at a later date in the order they are or were due irrespective of the series of preferred units until such time that we have cash (as determined by the Board of Managers in its sole discretion), and our agreements do not restrict us (as determined by the Board of Managers in its sole discretion) from effectuating repurchase payments or preference payments subject to any applicable law. You will have the option to convert any or all of your preferred units to common units at any time before or after the expiration of the applicable minimum holding period. In the event that we offer to repurchase any or all preferred units at any time before or after the minimum holding period for a specific series of preferred units, you will have thirty (30) days to reject our repurchase offer and instead convert those preferred units that are subject to the repurchase offer into common units.

The 500,000 of preferred units offered hereby in the aggregate are convertible into 500,000 common units (excluding any accrued preference payments).

There is no public market for the preferred units or the common units and we do not intend to apply for listing of either class of units on any securities exchange or for quotation of either class of units through any automated quotation system. The units are subject to restrictions on transfer imposed by our operating agreement, as well as applicable tax and securities laws.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 8 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Public Offering Price	Underwriting Discount and Commission	Proceeds, to us before expenses
Per unit amount	$20	$0	$20
Total minimum amount	$5,250,000	$0	$5,250,000
Total maximum amount	$10,000,000	$0	$10,000,000

The date of this prospectus is July __, 2007

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus is accurate as of any other date than the date on the front cover of this prospectus.

This prospectus contains forward-looking statements that involve substantial risks and uncertainties as they are not based on historical facts, but rather are based on current expectations, estimates and projections about our industry, our beliefs, and our assumptions. These statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. You should not place undue reliance on any forward-looking statements, which apply only as of the date of this prospectus.

i

SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus. For a more complete understanding of this offering, you should read the entire prospectus carefully, including the risk factors and the financial statements, and the notes and schedules related thereto. Unless otherwise stated in this prospectus, references to “we,” “us” or “our” refer to Community Pioneers, LLC.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. Unless the context indicates otherwise, numbers in this prospectus have been rounded and are, therefore, approximate.

Community Pioneers, LLC

We are a development stage limited liability company formed under the laws of Pennsylvania on March 1, 2006. We are a development stage holding company and intend to use the offering proceeds (1) to purchase ninety nine and ninety nine hundredths percent (99.99%) of the issued and outstanding equity interests of Crumb Rubber Granulator, LLC in exchange for 250,000 of the Series A preferred units offered by us in this offering, (2) to develop the business of Crumb Rubber Granulator, LLC, (3) for general corporate purposes and (4) to position us to execute our longer term strategy to purchase majority stakes in early-stage operating companies that present innovative products and technologies. While the proceeds of this offering will not be directly used to acquire businesses other than Crumb Rubber Granulator, LLC, we envision, once the business of Crumb Rubber Granulator, LLC develops self-sustaining revenues, engaging other investments or acquisitions in the future of (a) established early-stage companies that have already begun operating but may require additional capital to successfully develop their respective markets and business, (b) start-up companies with a product, market, technology, or concept, that presents a compelling opportunity, or (c) early-stage companies that present opportunities for economic growth and development and employment opportunities within Amish/Mennonite communities, other smaller or rural communities, and small city industrial brown zones throughout the United States. We intend to monitor and increase the value of our portfolio companies by providing strategic advice and management and operational input. We expect that future acquisitions will be financed with secondary offerings, loans and internally generated revenues. In the case that we are able to engage in investments and acquisitions other than Crumb Rubber Granulator, LLC, we will invest with a view towards capital appreciation by acquiring controlling stakes in our investments consistent with the requirements to avoid becoming a registered investment company under the Investment Company Act of 1940.

The primary purposes of this offering will be to acquire all of the outstanding equity interest in Crumb Rubber Granulator, LLC and to develop the business of Crumb Rubber Granulator, LLC (currently a wholly owned subsidiary of Flintwood Metals, Inc.). Crumb Rubber Granulator, LLC, at the time of its acquisition by us, will own a patent for a comminution apparatus for refining various materials such as waste tires into smaller pieces of a desired size. We also would be buying the prototype machine relating to the patent with the purchase of Crumb Rubber Granulator, LLC and start-up inventory. Such prototype machine is currently operational. Crumb Rubber Granulator, LLC currently is not engaged in any operations.

Our founder, John M. Sensenig, is a member of the Amish/Mennonite community, and has established us as a vehicle for allowing members of the community to fund and participate in, and providing opportunities for and promoting, economic development, business growth and employment opportunities in the community using investment vehicles and financing techniques that are widely used successfully in mainstream financial markets. Mr. Sensenig believes that the community will benefit significantly from the opportunities presented by an investment and development vehicle such as the company, and that the community will only be receptive to such a concept if it is led by a respected member of the community and is structured and functions as part of the community. Accordingly, investment in the company will generally be limited to members of the Amish/Mennonite community.

Our executive offices are located at 987 Valley View Road, New Holland, Pennsylvania 17557, and our telephone number is (717) 445-7097.

The Offering

Securities Offered, Maximum	500,000 convertible preferred limited liability company units, which we refer to as the “preferred units.”

Securities Offered, Minimum	262,500 preferred units (including the 250,000 preferred units that will be used to acquire Crumb Rubber Granulator, LLC).

Best Efforts Offering
The preferred units are being offered hereby on a best efforts basis by us. Preferred units many be purchased by delivering properly executed subscription documents as described under “Plan of Distribution” and will be subject to acceptance by us in our discretion.

Description of Securities
The preferred units represent a non-voting equity class (except as provided by the Limited Liability Company Act of 1994 of Pennsylvania) with a right to preference payments, preferred liquidation rights over common units and convertible into common units. At the expiration of the applicable holding period, you may request to sell back to us all or a portion of your preferred units. However, we may defer to purchase any preferred units tendered for repurchase if we determine that we do not have sufficient cash (as determined by the Board of Managers in its sole discretion) available to pay for such preferred units under the priority in the application of available cash in our Operating Agreement, or we are prohibited from making such purchases by our agreements or otherwise limited by applicable law. Our Operating Agreement prohibits us from repurchasing preferred units until such time that there are no accrued and unpaid preference payments. To the extent that we defer any repurchases of units, we will effect such repurchases in the order in which repurchase was requested (without regard to series of preferred units) when we determine that we have available cash and are permitted to do so under our Operating Agreement, other agreements by which we are bound and applicable law.

The preferred units are convertible into common units. The common units represent the only class of voting ownership interest in our capital except as provided by the Limited Liability Company Act of 1994 of Pennsylvania. You may request to sell back to us all or a portion of your common units which we may defer for the same reasons that we may defer the repurchase of preferred units. Our Operating Agreement prohibits us from repurchasing common units until such time that there are no (i) accrued and unpaid preference payments and (ii) outstanding preferred units.

We refer to the preferred units and the common units collectively as “membership units” or “units.”

You should read the discussion under the heading “Operating Agreement” for more information regarding the order of payments if we defer any preferred or repurchase payments, but later we have the cash available to make such payments.

Offering Price	$20 per preferred unit in cash or non cash assets.

Minimum Purchase
If you purchase preferred units, you must purchase at least 50 preferred units in a given series at $1000. You may purchase any number of additional preferred units above the minimum required purchase amount.

Method of Purchase
Prior to your purchase of preferred units, you will be required to complete a subscription agreement that will set forth the amount of your investment, identify the number and series of preferred units being purchased, the holding period relating to the preferred units and certain other information regarding your ownership of the preferred units. The form of subscription agreement is filed as an exhibit to our registration statement as to which this prospectus is a part. We reserve the right to accept or reject any subscription agreement for any reason.

Denomination
You may choose the denomination of the preferred units you purchase in any investment amount of $100 or more, including odd amounts subject to the requirement that you at least invest $1000. Up to the following amounts of each Series will be offered: Series A - 350,000 (250,000 will be sold to Flintwood Metal, Inc. in exchange for nearly all the issued and outstanding equity interests of Crumb Rubber Granulator, LLC once we reach $500,000 in cash subscriptions); Series B - 75,000; Series C - 50,000; Series D - 25,000.

Holding Period and Preference Payment Rates	Holding Period	Preference Payment
	None	6% on an annual basis
	6 months	7% on an annual basis
	3 years	8% on an annual basis
	5 years	9% on an annual basis

Schedule of Payment of Preference Payments	Holding Period	Frequency of Preference Payments
	On Demand	6 months
	6 months	6 months
	3 years	Annually
	5 years	Annually

Payment Method	When we make repurchase and preference payments, we will send a check to the mailing address you designate in the subscription agreement.

Repurchase
At any time after the expiration of the relevant holding period, you may tender all or a portion of your preferred units for repurchase by us as described above in this summary under “Securities Offered.”

Optional Redemption At Any Time	We reserve the right to redeem some or all of the preferred units plus accrued and unpaid preference payments at any time.

Conversion Rights
You may convert the preferred units into our common units at a conversion rate of 1 common unit for 1 preferred unit and 1 common unit for $20 of accrued but unpaid preference payments.

You will not receive any cash payment or additional preference payments in the future after conversion of a preferred unit.

Upon surrender of your preferred units for conversion, we will deliver common units to you by book entry.

You should read the discussion under the heading “Capitalization” for more information regarding our outstanding common units.

Consolidation, Merger or Sale
Upon our consolidation, merger or sale, we will either redeem all of the preferred units or our successor will be required to assume our obligations to pay the repurchase and preference payments on the preferred units.

Security	None.

Ranking	Upon a liquidation of the company, our creditors would be paid before any distribution to holders of our preferred units or common units. Each Series ranks equal in priority in relation to each other.

Liquidation
In the case of our liquidation, dissolution or winding up, after payment of all of our obligations to creditors, the preferred units generally shall have preferential rights in distributions, dividends or payments over the common units.

Our available cash will be applied to the preferred units and common units in the following order of priority:

• First, to the accrued and unpaid preference payments on preferred units which we have been requested to repurchase, and if cash available for distribution is insufficient to pay all such amounts, we will make payments in account of such preferred units in the order of the date that such repurchases were requested (and ratably among such preferred units having the same date of repurchase request).

• Second, to the accrued and unpaid preference payments on those preferred units that had not been tendered for repurchase before the liquidation event, and if cash available for distribution is insufficient to pay all such amounts, ratably among such preferred units.

• Third, to the repurchase of the preferred units which we have been requested to repurchase, and if cash available for distribution is insufficient to pay all such amounts, we will make such distributions in the order of the date that such repurchases were requested, and ratably among preferred units having the same repurchase request date.

• Fourth to the repurchase of the preferred units that had not been tendered for repurchase before the liquidation event, and if cash available for distribution is insufficient to pay all such amounts, ratably among such preferred units.

• Fifth, to the repurchase of common units which we have been requested to repurchase, and if cash available for distribution is insufficient to pay all such amounts, we will make such distributions in the order of the date that such repurchases were requested, and ratably among common units, having the same repurchase request date.

• Sixth to the repurchase of the common units that had not been tendered for repurchase before the liquidation event, and if cash available for distribution is insufficient to pay such amounts, ratably among such common units.

We intend to use the net proceeds of this offering for:
• To purchase ninety nine and ninety nine hundredths percent (99.99%) of the issued and outstanding equity interest(s) Crumb Rubber Granulator, LLC;

• working capital;

• general corporate purposes; and.

• position us to execute our longer term strategy to purchase majority stakes in early-stage operating companies that present innovative products and technologies.

You should read the discussion under the heading “Use of Proceeds” for more information.

Absence of Public Market and Restrictions on Transfer
There is no existing market for the preferred units or the common units. We do not intend to make a market in either the preferred units or common units after the completion of this offering, and we do not anticipate that a secondary market will develop. We do not intend to apply for listing of the preferred units or the common units on any securities exchange or for quotation of the common units or preferred units in any automated dealer quotation system, including, without limitation, NASDAQ or any over-the-counter market.

You will not be able to transfer or pledge the preferred units or common units except with our prior written consent and only in certain cases that are outlined in our Operating Agreement. Transferees that we consent to will generally be limited to members of the Amish/Mennonite community.

Book Entry
The preferred units and the common units will be issued in book entry or uncertificated form only, and the preferred units and the common units will not be evidenced by certificated securities or negotiable instruments. We will maintain a unit register that will be conclusive evidence of the record ownership of preferred units and common units.

Audit Committee to monitor compliance:
Promptly following completion of this offering, we intend to establish and maintain an audit committee composed of three members, including an independent member that will chair the audit committee (but will not be a member of the Board of Managers), in addition to the customary duties of an Audit Committee, monitor compliance on a quarterly basis with the terms described above and the other terms relating to this offering. If any noncompliance is identified, then the audit committee will have the responsibility to immediately take all action necessary to rectify such noncompliance or otherwise cause compliance with the terms of this offering.

Offering Period	This offering of preferred units will end no later than two years from the effective date of this prospectus.

Minimum Purchase
Unless we receive subscription for $250,000 in cash (12,500 in preferred units) acceptable to us prior to the completion of the offering period, no securities will be issued, the acquisition of Crumb Rubber Granulator, LLC will not be completed, and all funds received in connection with this offering will be promptly refunded to investors without interest. No investor in the preferred units shall become our member until the proceeds of this offering meet the minimum purchase threshold of $250,000 (12,500 preferred units) without regards to the $5,000,000 (250,000 Series A preferred units) that will be used to acquire Crumb Rubber Granulator, LLC.

Closings
The initial closing of the offering will be held after subscriptions for at least $250,000 in cash (12,500 preferred units) have been received by us at which time the acquisition of Crumb Rubber Granulator, LLC will be completed. At that time, subscribers for at least that number of preferred units may be admitted by us as members. After the initial closing, we intend to hold as many closings as necessary until the offering is completed or terminated.

Cash and Non-cash Assets
Once we have received subscriptions for $250,000 in cash, we intend to accept non-cash assets from investors as an investment currency to buy preferred units. The valuation of such non-cash assets will be completely within our discretion.

Subscription
You must fill out a Subscription Agreement in order to purchase preferred units. By signing the Subscription Agreement, you will be making the representations and warranties contained in the Subscription Agreement and you will be bound by all the terms of the Subscription Agreement and the Operating Agreement.

Offering Expenses	John M. Sensenig will contribute all the costs and expenses relating to this prospectus and offering.

Risks

You should carefully consider these and the other risks set forth in the section entitled “Risk Factors” beginning on page 8 of this prospectus.

SUMMARY FINANCIAL DATA

The following table summarizes the relevant financial data for our business as of June 30, 2007 and as adjusted to give effect to this offering, and should be read in conjunction with our financial statements, and the notes and schedules related thereto, which are included in this prospectus. We have not had any operations to date, so no income statement data is presented.

	June 30, 2007
	Actual	As Adjusted(1) if Minimum is Raised	As Adjusted(1) if Maximum is raised
Working capital	500	$5,250,500	$10,000,500
Total liabilities	-	-	-
Members’ equity	500	$5,250,500	$10,000,500

(1) The “as adjusted” information gives effect to the sale of the preferred units in this offering and the application of the estimated net proceeds as described under “Use of Proceeds” in this prospectus. John M. Sensenig will fund and contribute to the company expenses of this offering, (expected to be approximately $400,000) and we expect all of the proceeds of this offering to be available to the company.

RISK FACTORS

You should carefully consider the risks described below before participating in this offering. If any of the following risks actually occur, our business, financial condition, operating results or cash flows could be materially harmed. As a result, the value of each of our preferred units and common units could decline, we may not be able to make payments on account of the preferred units, and you might lose all or part of your investment.

Risks associated with the business of Crumb Rubber Granulator, LLC

The crumb rubber produced by Crumb Rubber Granulator, LLC may not meet the requirements of its potential customers.

Crumb rubber is the material produced by shredding tires or other rubber into granules while removing materials such as fiber and steel from the rubber. The value of the crumb rubber depends on the end use of the same. In North America, crumb rubber is believed to be used for asphalt modification, molded products, automotive parts, sport surfacing, rubber/plastic blends, construction, modification of surfaces, animal bedding among other end uses. If Crumb Rubber Granulator, LLC produces crumb rubber of a low quality relative to the end use required of any of its potential customers, such potential customers may not purchase its crumb rubber which could cause a material adverse effect on our business, financial condition, results of operation and cash flow.

To the extent that the crumb rubber produced by Crumb Rubber Granulator, LLC does not meet any particular standard promoted by the American Society for Testing and Materials, Crumb Rubber Granulator, LLC may not be able to enter into contracts with government entities or other parties that require crumb rubber meeting a particular standard sanctioned by the American Society for Testing and Materials.

According to Scrap Tire News Online, the American Society for Testing and Materials produces the largest voluntary standard development systems in the world. According to the American Society for Testing and Materials, a standard is a document that has been developed and established within the consensus of the American Society for Testing and Materials and meets approval requirements of American Society for Testing and Materials procedures and regulations. American Society for Testing and Materials standards are developed voluntarily and generally become legally binding when a government body makes them so or such standards are part of a contract. To the extent that Crumb Rubber Granulator, LLC cannot produce crumb rubber according to standards set by the American Society for Testing and Materials, Crumb Rubber Granulator, LLC may lose potential customers that demand a certain crumb rubber standard promoted by the American Society for Testing and Materials which could cause a material adverse effect on our business, financial condition, results of operation and cash flow.

The pricing of crumb rubber in the market is affected by the price of virgin rubber and plastic resin. To the extent the pricing of virgin rubber or plastic resin is low compared to the cost of producing crumb rubber, the margins of Crumb Rubber Granulator, LLC may be compressed and it may not be able to be profitable.

If the market price of virgin rubber or plastic resin is low or below the costs of producing crumb rubber, Crumb Rubber Granulator, LLC may suffer losses or a reduction in the margins relating to the sale of crumb rubber which could cause a material adverse effect on our business, financial condition, results of operation and cash flow.

The crumb rubber granulating process of Crumb Rubber Granulator, LLC has not been proven on a production scale.

Although the crumb rubber granulating process of Crumb Rubber Granulator, LLC has been successful on a smaller, laboratory scale and potential customers have expressed interest in purchasing the crumb rubber that has been produced by the prototype machine owned by Crumb Rubber Granulator, LLC, the crumb rubber granulating process has never been tested on a production scale. Crumb Rubber Granulator, LLC may experience unanticipated problems in maintaining the quality of the crumb rubber on a larger scale which may make the production uneconomic which could cause a material adverse effect on our business, financial condition, results of operation and cash flow.

The length and depth of product and industry business cycles of the potential markets of Crumb Rubber Granulator, LLC including, without limitation, the automotive and construction industries, may result in reduced operating margins or in operating loses.

Some of the markets in which the potential customers of Crumb Rubber Granulator, LLC participate, such as the automotive and construction industries, are cyclical in nature, thus posing a risk to Crumb Rubber Granulator, LLC which is beyond its control. These markets are highly competitive, to a large extent driven by end-use markets, and may experience overcapacity, all of which may affect demand for and pricing of crumb rubber that Crumb Rubber Granulator, LLC may attempt to sell which may result in reduced operating margins or in operating that may cause a material adverse effect on our business, financial condition, results of operation and cash flow.

Failure to develop new products and production technologies or to implement productivity and cost reduction initiatives successfully may harm the competitive position of Crumb Rubber Granulator, LLC.

Our operating results may depend significantly on the development of commercially viable new grades of crumb rubber as well as production technologies. If we are unsuccessful in developing new grades of crumb rubber and production technologies in the future, our competitive position and operating results may be negatively affected which could cause a material adverse effect on our business, financial condition, results of operation and cash flow.

Environmental regulations and other obligations relating to environmental matters could subject Crumb Rubber Granulator, LLC to liability for fines, clean-ups and other damages, require Crumb Rubber Granulator, LLC to incur significant costs to modify our operations and increase our manufacturing and delivery costs.

Costs related to our compliance with environmental laws concerning, and potential obligations with respect to, contaminated sites may have a significant negative impact on the operating results of Crumb Rubber Granulator, LLC. These include obligations related to sites that will be owned or operated by us and Crumb Rubber Granulator, LLC, or where waste from the operations of Crumb Rubber Granulator, LLC was disposed.

Crumb Rubber Granulator, LLC’s operations may be subject to extensive federal, state, local and other laws and regulations that govern environmental and health and safety matters. Crumb Rubber Granulator, LLC may incur substantial capital and other costs to comply with these requirements. If Crumb Rubber Granulator, LLC violates them, Crumb Rubber Granulator, LLC can be held liable for substantial fines and other sanctions, including limitations on its operations as a result of changes to or revocations of environmental permits involved. Stricter environmental, safety and health laws, regulations and enforcement policies could result in substantial costs and liabilities to Crumb Rubber Granulator, LLC or limitations on its operations and could subject its handling, manufacture, use, reuse or disposal of substances or pollutants to more rigorous scrutiny than at present. Consequently, compliance with these laws could result in significant capital expenditures as well as other costs and liabilities and the business and operating results of Crumb Rubber Granulator, LLC may be less favorable than expected.

In exchange for $5 million of our Series A preferred units, we are buying ninety nine and ninety nine hundredths percent (99.99%) of the equity interests in Crumb Rubber Granulator, LLC. Crumb Rubber Granulator, LLC is a company that at the time of its acquisition by us will only have three assets, a patent, a prototype machine relating to such patent and start-up inventory, and no liabilities. Implicitly, we are valuing the patent and the prototype machine relating to such patent at least $5 million without the benefit of an appraiser.

We are valuing the only three assets that will be owned by Crumb Rubber Granulator, LLC at the time of its acquisition at $5 million at least without the benefit of an appraisal. Therefore, our determination of the valuation of Crumb Rubber Granulator may have been made arbitrarily, and the market value of such patent and prototype machine may be far less than $5 million.

If Crumb Rubber Granulator, LLC fails to adequately protect or enforce its intellectual property rights, the value of its intellectual property rights may diminish.

Crumb Rubber Granulator, LLC’s success, competitive position and future revenues may depend in part on its ability to obtain and maintain intellectual property protection for its products, methods, processes and other technologies, to preserve its trade secrets, to prevent third parties from infringing on its proprietary rights and to operate without infringing the proprietary rights of third parties. To date, Crumb Rubber Granulator, LLC holds one patent. Crumb Rubber Granulator, LLC anticipates seeking further intellectual property rights both in the United States and in other countries, as appropriate. However, we cannot predict:

•
the degree and range of protection any copyright, patent or trademark will afford Crumb Rubber Granulator, LLC against competitors, including whether third parties will find ways to invalidate or otherwise circumvent Crumb Rubber Granulator, LLC’s patent and other intellectual property;

•	if and when copyrights, patents and trademarks will issue;

•	whether or not others will obtain copyrights, patents and trademarks claiming aspects similar to those covered by our patent and other intellectual property; or

•	whether Crumb Rubber Granulator, LLC will need to initiate litigation or administrative proceedings which may be costly whether it wins or loses.

If any of Crumb Rubber Granulator, LLC’s trade secrets, know-how or other proprietary information is disclosed, the value of Crumb Rubber Granulator, LLC’s trade secrets, know-how and other proprietary rights may adversely affect our business, financial conditions, results of operations and cash flow.

If we infringe the rights of third parties we could be forced to pay damages and defend against litigation.

If Crumb Rubber Granulator, LLC’s products, methods, processes and other technologies infringe the proprietary rights of other parties, Crumb Rubber Granulator LLC’s could incur substantial costs and we may have to:

•	obtain licenses, which may not be available on commercially reasonable terms, if at all;

•	abandon certain intellectual property;

•	redesign our products or processes to avoid infringement;

•	pay damages; or

•
defend litigation or administrative proceedings which may be costly whether we win or lose, and which could result in a substantial diversion of Crumb Rubber Granulator, LLC’s valuable management resources.

Any claim of infringement by Crumb Rubber Granulator, LLC’s technology, whether or not successful, may adversely affect our business, financial conditions, results of operations and cash flow.

Risks associated with our business

We are a development stage company with no operating history and, accordingly, you will have no basis upon which to evaluate our ability to achieve our business objectives.

We are a recently organized development stage limited liability company with no operating results to date. Since we do not have an operating history, you will have no basis upon which to evaluate our ability to acquire, operate and manage Crumb Rubber Granulator, LLC. We also have other longer term business objective such as making investments or acquisitions in start ups that have businesses that may be complimentary to Crumb Rubber Granulator, LLC. We will not generate any revenues (other than interest income on the proceeds of this offering) until, at the earliest, after the consummation of our acquisition of Crumb Rubber Granulator, LLC. We cannot assure you that any investment or acquisitions will occur.

Investing in or acquiring companies in the start-up or early stages of their development such as Crumb Rubber Granulator, LLC carries a high degree of risk.

Investments or acquisitions in operating companies in the start-up or early stages of their development such as Crumb Rubber Granulator, LLC carry a high degree of risk. Typically, operating companies in the early stages of development or start-ups have very limited operating histories, unproven technology, untested management, and unknown future capital requirements. The development of the business of Crumb Rubber Granulator, LLC entails the investment of capital for purposes of buying the machinery and equipment subject to the patent that granulates materials such as tires. We may face intense competition, often from established companies with much greater financial and technical resources, more marketing and service capabilities, and a greater number of qualified personnel.

Operating companies in the early stages of their development and start-up companies such as Crumb Rubber Granulator, LLC often require capital infusions before reaching maturity that we may not be able to provide.

Early stage companies such as Crumb Rubber Granulator, LLC often require several rounds of capital infusions before reaching maturity. If we do not have funds available to provide financing or participate in subsequent rounds of financing, that shortfall may have a significant negative impact in both Crumb Rubber Granulator, LLC and the value of any other investment. We can not assure that we will have all the resources required by Crumb Rubber Granulator, LLC or companies acquired or invested in by us.

Your returns may depend on our ability to manage rapid growth of Crumb Rubber Granulator, LLC and other companies that we may either acquire or invest in.

We expect Crumb Rubber Granulator, LLC will grow rapidly. Rapid growth often places considerable operational, managerial and financial strains on a company. To successfully manage rapid growth, the companies we invest in or acquire must, among other things, rapidly improve, upgrade and expand their business infrastructure, deliver services and products on a timely basis, maintain levels of service expected by clients and customers, and maintain adequate levels of liquidity. Our returns will suffer if we and the companies in which we invest in or acquire are unable to successfully manage their growth.

Our portfolio of target companies including Crumb Rubber Granulator, LLC may not provide us with any cash flow from their operations and so we may have to rely on cash on hand, liquidity events, and our ability to generate cash from capital raising activities to finance our operations.

We need capital to invest or acquire new companies, to make additional investments in, or advances to, our existing companies under management and to finance our corporate overhead. We will also need cash to make preference payments and repurchase our preferred units or common units. Crumb Rubber Granulator, LLC and other portfolio companies may not provide us with any cash flow from their operations. To the extent Crumb Rubber Granulator, LLC and other companies in our portfolio generates any cash from operations, they may need to retain the funds to develop their own businesses or may be prohibited by their financing or investment agreements from distributing such funds to us. As a result, we must rely on cash on hand, liquidity events and new capital raising activities to meet our cash needs. If we are unable to find ways of monetizing our investments or to raise additional capital on attractive terms, we may face liquidity issues that will require us to curtail our new business efforts, constrain our ability to execute our business strategy and limit our ability to provide financial support to our portfolio companies.

We may be unable to obtain the additional financing necessary to fund the operations and growth of Crumb Rubber Granulator, LLC which could compel us to restructure or sell our equity interests in Crumb Rubber Granulator, LLC.

Although we believe that the net proceeds of this offering will be sufficient to allow us to consummate the acquisition of nearly all of the equity interests of Crumb Rubber Granulator, LLC, we cannot ascertain its capital requirements in the near future. Our calculations relating to capital requirements may prove inaccurate. If the net proceeds of this offering prove to be insufficient, either because of the depletion of the available net proceeds or because we become obligated to convert into cash a significant number of the preferred units, we will be required to seek additional financing through the issuance of equity or debt securities or other financing arrangements. We cannot assure you that such financing would be available on acceptable terms, if at all. In addition, Crumb Rubber Granulator, LLC may seek alternative rounds of financing to fund its operations or growth. The failure to secure additional financing could have a material adverse effect on the continued development or growth of our business. None of our officers, managers or holders of preferred units or common units are required to provide any financing to us in connection with or after an investment or acquisition.

Accounting conventions may require us to change the presentation of our financial statements.

As part of our strategy, we may reevaluate our companies under management and alternate uses of capital. As such, depending on market conditions, growth prospects and other key factors, we may, at any time, change our strategic focus, liquidate our interests in any of our portfolio companies including Crumb Rubber Granulator, LLC or otherwise change the nature of our interests in our portfolio companies. As a result, the consolidated financial results may vary significantly from period to period based upon the portfolio companies that are included in our financial statements. If we are successful in acquiring nearly all of the equity interests of Crumb Rubber Granulator, LLC, Crumb Rubber Granulator, LLC will be the only company in our portfolio until such time as we are able to finance other acquisitions through internally generated revenues, a financing or other offerings.

We may issue notes or other debt securities, or otherwise incur substantial debt, for working capital or to complete an investment or acquisition, which may adversely affect our leverage, financial condition, ability to make preference payments to the holders of the preferred units, and ability to make acquisitions or investments.

Although we have no commitments as of the date of this offering to issue any notes or other debt securities, or to otherwise incur outstanding debt, we may choose to issue a substantial amount of notes or other debt securities, or a combination of both, to complete an investment, acquisition or to finance our operations. The issuance of notes or other debt securities:

•	may lead to default and foreclosure on our assets if our distributions from portfolio companies or disposition proceeds are insufficient to service our debt obligations;

•
may cause an acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if we breach the covenants contained in the terms of any debt instruments, such as covenants that require the satisfaction or maintenance of certain financial ratios or reserves, without a waiver or renegotiation of such covenants, which would require us to dispose of all or some of our portfolio companies or investments prior to our intended dispositions date and on terms that are favorable;

•	may create an obligation to immediately repay all principal and accrued interest, if any, upon demand to the extent any debt instruments are payable on demand; and

•
may hinder our ability to obtain additional financing, if necessary, to the extent any debt instruments contain covenants restricting our ability to obtain additional financing while such debt is outstanding, or to the extent our existing leverage discourages other potential investors.

Such issuance of notes or debt instruments may include restrictions on our ability to make preference payments to the holders of the preferred units, and may impose restrictions on our ability to make acquisitions or investments.

If we identify or select any additional prospective businesses for investment or acquisition, you will be unable to ascertain the merits or risks of any particular business’ operations.

Although we do not intend to direct the proceeds of this offering for acquisitions other than Crumb Rubber Granulator, LLC we will have virtually unrestricted flexibility in identifying and selecting prospective investment and acquisition candidates. Accordingly, there is no basis for investors in this offering to evaluate the possible merits or risks of the particular industries in which we may ultimately invest in or operate an acquisition. Although generally we intend to seek out start-up and early stage businesses, our management will endeavor to evaluate the risks inherent in a particular business, and we cannot assure you that we will properly ascertain or assess all significant risk factors.

Since we may select or approach any prospective businesses after the offering, you have no basis to evaluate the possible merits or risks of any particular business’ operations. To the extent we complete an investment or acquisition with a financially unstable company or an entity in its development stage, we may be affected by numerous risks inherent in the business operations of those companies. Although management will endeavor to evaluate the risks inherent in our industry or a particular business, we cannot assure you that we will properly ascertain or assess all of the significant risk factors, or that we will have adequate time to complete due diligence. We also cannot assure you that an investment in our units will not ultimately prove to be less favorable to investors in this offering than a direct investment, if an opportunity were available, in any particular business.

We are not required to obtain an opinion from an unaffiliated third party as to the fair market value of investments or acquisitions or that the price we are paying for the businesses are fair to our investors.

We are not required to obtain an opinion from an unaffiliated third party that in relation to our target acquisitions and investments including Crumb Rubber Granulator, LLC that the prices we are paying are fair to investors. If no opinions are obtained, our investors will be relying on the judgment of our Board of Managers, whose collective experience in business evaluations or in connection with operating a business such as ours may not be significant.

The loss of key executives could adversely affect our ability to operate.

As our most experienced member of the Board of Managers, and the member with the deepest roots in the Amish/Mennonite business community, our success depends on the continued service of John M. Sensenig. We cannot assure you that John M. Sensenig will remain with us for the immediate or foreseeable future. We do not have a long term employment agreement with Mr. Sensenig, but he has agreed not to engage in any activity that is competitive with or similar to the business of the company until such time that we have invested seventy percent (70%) of the proceeds raised in this offering. Given the Amish/Mennonite community focus of the Company, it may be difficult to replace Mr. Sensenig’s combination of standing in the community, business acumen, management skills and entrepreneurial vision. Accordingly, the unexpected loss of the services of Mr. Sensenig would have a detrimental effect on us.

We lack commitments from our managers and officers to stay with us, and may not provide sufficient incentives for our managers and officers to stay with us.

We have not entered into long term employment agreements with any of our managers and officers. We also do not intend to pay any compensation to our managers and officers other than Carl L. Smith, and only John M. Sensenig will have a financial interest in us. As a result, we do not have the customary employment incentives for our managers and officers in relation to their duties to us and it may be difficult for us to retain the services of such individuals. The loss of any of our officers and managers could require us to replace them with persons who require more customary employment arrangements and the terms of such arrangements will likely result in material increases in our operating expenses and adversely affect our results of operations.

Our success in managing our investments or acquisitions will be largely dependent upon the efforts of our key personnel, some of whom may join us following an investment or an acquisition and may be unfamiliar with the requirements of operating a public company.

Our ability to successfully manage Crumb Rubber Granulator, LLC and other investment or acquisitions will be completely dependent upon the efforts of our key personnel. The members of our current management are not obligated to remain with us and may pursue other employment alternatives. In addition, we may seek to employ other personnel following an investment or acquisition. While we intend to closely scrutinize any additional individuals we engage after an investment or an acquisition, we cannot assure you that our assessment of these individuals will prove to be correct. These individuals may be unfamiliar with the requirements of operating a public company as well as United States securities laws which could cause us to have to expend time and resources helping them become familiar with such laws. This could be expensive and time consuming.

Our managers do not have experience managing businesses together.

Each of Ion Ramer and Wayne Hoover are son-in-laws of John M. Sensenig. Messrs. Sensenig, Ramer and Hoover constitute our entire Board of Managers. However, they have not previously worked together as a management team. Personality, family or other issues may adversely affect (i) their relationship with each other, and (ii) their ability to effectively manage the company collectively. To the extent that our managers and officers are not able to work together as a team, such failure will adversely affect our business, financial conditions, results of operation and cash flow.

Our success may be dependent on the key personnel of companies under our management.

We believe that our success will depend on continued employment by our portfolio companies of senior management and key personnel. If one or more senior management members of our companies were unable or unwilling to continue in their present positions, the business and operations of that company could be disrupted.

The success of some of our companies also may depend on their having highly trained technical and marketing personnel. Our portfolio companies will need to continue to hire additional personnel as their businesses grow. A shortage in the number of trained technical and marketing personnel could limit the ability of our portfolio companies to increase sales of their existing products and services and launch new product offerings.

Certain of our portfolio companies could face legal liabilities from claims made against their operations, products or work.

The manufacture and sale of certain products of our portfolio companies including Crumb Rubber Granulator, LLC may entail inherent risks of product or environmental liability. There can be no assurance that they will be able to maintain or acquire adequate product liability or environmental insurance in the future and any product liability or environmental claim could have a material adverse effect on expenses and income of our portfolio companies under management. In addition, many of the products or services provided by our portfolio companies may be critical to the operation of their clients’ or customers' businesses. If our portfolio companies fail to meet their contractual obligations, they could be subject to legal liability, which could adversely affect their business, operating results and financial condition. Also, some of our portfolio companies may depend on their relationships with their clients and their reputation for quality products or services and integrity to retain and attract customers or clients. As a result, claims made against such companies may damage their reputation, which in turn, could impact their ability to compete for new work and negatively impact their revenues and profitability.

Risks associated with this offering

We are accepting non cash assets in lieu of cash as an investment currency in exchange for the preferred units we are selling in this offering. We do not intend to consult with any appraiser or third party in relation to the value of the non-cash assets we accept in exchange for units. Accordingly, our valuation of the non cash assets may be speculative, arbitrary and may not reflect what may be considered as the fair market value of such non cash assets.

We intend to accept non-cash assets that we may deem useful for the Company from investors in this offering in exchange for preferred units. Our acceptance of the non-cash assets will be carried out without the benefit of an appraiser or a third party at the value and price we determine. Thus, our valuation of such non-cash assets may not reflect the value of such non-cash assets in the marketplace as our valuation will be determined arbitrarily.

Compliance with the Sarbanes-Oxley Act of 2002 will require substantial financial and management resources and may increase the time and costs of completing an investment or acquisition.

Section 404 of the Sarbanes-Oxley Act of 2002 requires that we evaluate and report on our system of internal controls beginning with our Annual Report on Form 10-K for the year ending on December 31, 2007. If we fail to maintain the adequacy of our internal controls, we could be subject to regulatory scrutiny, civil or criminal penalties or members’ litigation. Any inability to provide reliable financial reports could harm our business by adversely affecting our access to capital and our ability to compete for acquisitions and investments, in addition to fines, penalties and restrictions on our activities that may be imposed by regulators. Further, our ability to meet our obligations in relation to our preferred units may be adversely affected. Section 404 of the Sarbanes-Oxley Act also requires that our independent registered public accounting firm report on managements’ evaluation of our system of internal controls. A target company may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of their internal controls. The development of the internal controls of any such entity to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete any such acquisition. Furthermore, any failure to implement required new or improved controls, or difficulties encountered in the implementation of adequate controls over our financial processes and reporting in the future, could harm our operating results or cause us to fail to meet our reporting obligations. Inferior internal controls could also cause investors to lose confidence in our reported financial information.

Our initial member controls a substantial interest in us and thus will influence certain actions requiring member vote.

Our initial member, John M. Sensenig will own 1,999,999 of our issued and outstanding common units (assuming that investors in this offering do not choose to convert their preferred units into common units). Currently, we have 2,000,000 issued and outstanding common units. Assuming full conversion of the preferred units only, John M. Sensenig will still own over 79% of the common units. Accordingly, John M. Sensenig will be in a position to control the outcome on any issues requiring a vote of the members, including, but not limited to, controlling who sits in the Board of Managers, and any vote pertaining to a change in control. To the extent that you disagree with John M. Sensenig on any issue submitted to a vote of the members, you are likely to lose on that particular issue as John M. Sensenig will have majority ownership of the common units for the foreseeable future.

The preferred units or the common units may not be a suitable investment for you.

The preferred units or the common units may not be a suitable investment for you and we advise you to consult your investment, tax and other professional financial advisors prior to purchasing the preferred units or the common units. The characteristics of the preferred units or the common units, including, as it may apply, minimum holding periods, preference payments and lack of liquidity, may not satisfy your investment objectives. Each of the preferred units and the common units may not be a suitable investment for you based on your ability to withstand a loss of preference payment or investment or other aspects of your financial situation, including your income, net worth, financial needs, investment risk profile, return objectives, investment experience, and other factors. Prior to purchasing any preferred units or common units, you should consider your investment allocation with respect to the amount of your contemplated investment in the preferred units and common units in relation to your other investment holdings and the diversity of those holdings.

We are not experienced in selling securities and no one has agreed to assist us on purchasing securities that we cannot sell ourselves, which may result in the failure of the offering.

This offering is made on a “minimum/maximum, best efforts” basis. We have no underwriter or placement agent for the offering, and there can be no assurance that the offering will be successful. We plan to offer the securities directly to investors. Our officers and managers have significant responsibilities in their primary occupations in addition to trying to raise capital. Some of these individuals have no experience in raising capital for such projects and have never been involved in a public offering of securities. There can be no assurance that our directors will be successful in seeking investors for the offering.

We may not satisfy the conditions to close on this offering.

We cannot close the offering until at least $250,000 in subscriptions are accepted by us in cash from the sale of securities in this offering at which time the acquisition of Crumb Rubber Granulator, LLC will be finalized (Crumb Rubber Granulator, LLC would be acquired in exchange for 250,000 of the 350,000 Series A preferred units that are being offered in this offering). If we do not receive the minimum proceeds on or before the second anniversary of this prospectus being declared effective by the Securities and Exchange Commission, your investment will be promptly returned to you without interest and without any deductions. Moreover, we plan to offer the securities for sale only in a limited number of states which may further increase the risk that the offering will fail. You will not become a member unless the offering results in proceeds of at least $250,000.

Pending our initial closing, funds tendered for the purchase of preferred units in this offering will be held in escrow without interest, and could be held for a substantial period. If we fail to have an initial closing, such funds will be returned to prospective purchasers without interest, and you will not have the use of such funds during the period held in escrow, and will not receive any earnings on such funds.

The sale of the specified minimum is not designed to indicate that an investor’s investment decision is shared by other unaffiliated investors.

Units may be purchased by officers, managers and other affiliates of ours. However, any units purchased by our officers, managers and other affiliates in this offering will be purchased for investment purposes only. There are no written or binding commitments with respect to the acquisition of units by these parties and there can be no assurance as to the amount, if any, of units these parties may acquire in the offering. Sales to officers, managers and other affiliates will be counted toward meeting the minimum offering amount. You should not expect that the sale of units to reach the specified minimum, or in excess of the minimum, indicates that such sales have been made to investors who have no financial or other interest in the offering, or who otherwise are exercising independent judgment. The sale of the specified minimum, while necessary to our business operations, is not designed as a protection to you or other investors, to indicate that their investment decision is shared by other unaffiliated investors. Each investor must make his own investment decision as to the merits of this offering.

The risks of an investment in the preferred units may be materially greater if we do not obtain the maximum proceeds sought in this offering.

We have the right to accept subscriptions and close this offering on the sale of an aggregate of 12,500 preferred units. If we elect to do so, and we do not raise the maximum proceeds sought in this offering, a number of the risks associated with an investment in the preferred units may be significantly increased in comparison to if we raised the maximum proceeds sought. Our operations will be limited by the offering proceeds that we actually obtain. The growth of Crumb Rubber Granulator, LLC may be constrained as we may not be able to meet our capital expenditure plan. Because we cannot generate sufficient revenue due to less than desirable capital expenditure, poor performance by Crumb Rubber Granulator, LLC or a single investment may have a greater overall adverse impact on us if we have fewer other investments to potentially offset the poor performance of any investment. To the extent our investments are limited in size, we may also be unable to conduct our activities in ways that avoid certain of the potentially adverse regulatory impacts discussed in this prospectus. To the extent the number of our investments or acquisitions is limited, we will also have fewer transactions over which we can allocate or recover our general administrative and other general non-transaction specific fixed costs which we will incur regardless of the number of transactions we complete. Also, to the extent we sell a significant number of Series A Preferred Units and do not raise the maximum proceeds, the resulting limitations on our investments will make it less likely that we can generate sufficient short-term returns to pay the preference payment due at the end of the six-month holding period for such investments.

If we are taxed as a corporation for U.S. federal income tax purposes, we will have substantially less cash available to make distributions to the holders of our units.

If we are unable to obtain a ruling from the Internal Revenue Service that we will not be a publicly traded partnership, we will elect to be taxed as a corporation for U.S. federal income tax purposes. Accordingly, our income would be subject to U.S. federal corporate income tax, currently at a maximum rate of 35%. See “Material U.S. Federal Income Tax Considerations - Tax Status of the Company.” Cash available for distribution to holders of our units would be reduced by any such tax, in which case the value of our units would be reduced. There can be no assurance that we will receive a favorable ruling from the Internal Revenue Service.

If we are taxed as a partnership, you will be taxed on your allocable share of the Company’s income even if you receive no cash distributions or redemption proceeds.

If we obtain a favorable tax ruling and are taxed as a partnership, each holder of units would be required to report their allocable share of the company’s income on their own income tax returns. You may be required to pay tax on income allocated to you by us even though you are unable to redeem your units and no distributions are made to you. See “Material U.S. Federal Income Tax Considerations—Consequences if We are Taxed as a Partnership—Tax Treatment of Our Operations; Flow-Through of Taxable Income and Loss.”

If we are taxed as a partnership, there can be no assurance that the Internal Revenue Service will not successfully challenge our allocation of income and other tax items among the holders of our units.

While we will seek to allocate our items of income, gain, deduction and loss among the holders of units in a manner that has “substantial economic effect” under applicable Treasury Regulations, there can be no assurance that the Internal Revenue Service will not successfully challenge such allocation. If the Internal Revenue Service was successful in challenging such allocation, the amount of income, gain, deduction or loss reflected on the Form K-1 issued to you could be adjusted, your individual tax returns could be audited and you could be required to file amended income tax returns. See “Material U.S. Federal Income Tax Considerations—Consequences if We are Taxed as a Partnership—Allocations of Income and Losses.”

If we are taxed as a corporation and we redeem less than all of your units, the redemption proceeds may be taxable to you as a dividend.

If we are taxed as a corporation, a redemption of your preferred units that does not result in a complete termination of your interest in us (determined after application of certain stock attribution rules) may be taxable as a dividend if you own any common units (either directly or after application of the stock attribution rules). See “Material U.S. Federal Income Tax Considerations—Consequences if We are Taxed as a Corporation—Sale, Exchange or Other Disposition.” Thus, in such circumstances the entire proceeds of such a redemption may be taxable to you as a dividend even though a significant portion of the redemption proceeds constitutes a return of your investment.

Although you may request that we repurchase your preferred units, we may elect not to repurchase such preferred units if we deem that we do not have sufficient cash available to repurchase them, and cannot repurchase them as long as any accrued and unpaid preference payments are outstanding.

Subject to a minimum holding period for each of Series B, Series C and Series D series of preferred units, you may request that we repurchase your preferred units of any series, but we may refuse to immediately repurchase such units if we determine that we do not have sufficient cash to effectuate such a repurchase or if we are not permitted to repurchase such preferred units by our Operating Agreement, any other agreements to which may be subject or by applicable law. Please refer to “Description of Our Securities” for a description of the limitations on our ability to make payments on the preferred units. Further if we decide not to immediately effectuate a requested repurchase of preferred units, we will not purchase such preferred units until we determine that we have sufficient cash (as determined by the Board of Managers in its sole discretion) subject to the priority in the application of available cash in our Operating Agreement, and we are not prohibited from making such purchases by our agreements or otherwise limited by applicable law. Our Operating Agreement prohibits us from repurchasing preferred units until such time that there are no accrued and unpaid preference payments outstanding.

Although you may request the we repurchase your common units, we may not repurchase such units if we deem that we do not have sufficient cash available to purchase them, and cannot repurchase them as long as any accrued and unpaid preference payments and preferred units are outstanding.

Your ability to cause us to repurchase your common units is subject to limitations identical to those described above. In addition, our Operating Agreement prohibits us from repurchasing common units until such time that there are no accrued and unpaid preference payments and preferred units outstanding. To the extent that we lack sufficient funds to repurchase all preferred units tendered for repurchase, we have adopted the convention of effecting the repurchase of such units in the order in which they were tendered for redemption, rather than on a pro rata or similar basis. Your ability to receive payment upon the tender of preferred units for repurchase may be adversely affected by prior repurchase requests, or by the order in which we receive your request.

We may not have enough authorized preferred units and/or common units to honor all conversion requests.

The terms of this offering allow you to convert (i) preferred units into common units and (ii) preference payments into preferred units and/or common units. However, we will only have registered with this offering 350,000 Series A Convertible Preferred Membership Units, 75,000 Series B Convertible Preferred Units, 50,000 Series C Convertible Preferred Units, 25,000 Series D Convertible Preferred Membership Units and 500,000 common units. We may be required to file with the Securities and Exchange Commission another registration statement to register additional common units in order to allow holders to exchange the right to preference payments for common units.

There is no sinking fund, insurance or guarantee in connection with the preferred units.

There is no insurance or guarantee for our obligation to make payments on the preferred units. We do not contribute funds to a separate account, commonly known as a sinking fund, to make repurchase or preference payments on the preferred units. The preferred units are not certificates of deposits or similar obligations of, and are not guaranteed or insured by, any depository institution, the Federal Deposit Insurance Corporation, the Securities Investor Protection Corporation or any other governmental or private fund or entity. Therefore, if you invest in the preferred units, you will have to rely solely on our cash flow from Crumb Rubber Granulator, LLC initially and from other investments and acquisitions, if any, in the longer term for repayment of your investment and preference payments when due.

The preferred units will not be secured. If we have insufficient funds to repay the investment or preference payments on the preferred units, you could lose your entire investment.

At the end of the applicable holding period for the preferred units, if we have insufficient funds as determined in our sole discretion to repay your investment or pay the preference payments, we may elect not to make such payments in such preferred units indefinitely until our Board of Managers determines, in its sole discretion, that we have available cash and are permitted to make such payments by applicable law and our agreements. In such an event, you will not be entitled to receive full preference payment on your preferred units and you may not be able to reinvest such funds at comparable returns. Although you can choose to convert the preferred units and any accrued but unpaid preference payments into common units, you could lose your entire investment.

We may redeem the preferred units prior to the termination of the minimum holding period. If we offer to redeem the preferred units prior to the termination of the minimum holding period, you will have (30) thirty days to either accept the redemption or convert the preferred units into common units.

At any time we may offer to repurchase any or all outstanding preferred units subject to the availability of funds and compliance with any agreements to which we are subject and applicable law. Thereafter, you will have thirty (30) days to convert the preferred units into our common units. If you choose not to convert your preferred units you will not be able to receive the value of the common units into which the preferred units would otherwise be convertible.

If you hold preferred units, you will not be entitled to any rights with respect to our common units.

If you hold preferred units, you will not be entitled to any rights with respect to our common units (including without limitation, voting rights except as required by Section 8942(b) of The Limited Liability Company Act of 1994 of the State of Pennsylvania and subject to our Operating Agreement), but you will be subject to all changes affecting our common units. You will have the rights with respect to our common units, only if and when we deliver units of the Company to you upon conversion of your preferred units.

There is no public market for our preferred units or common units, and our units are subject to transfer restrictions, which will limit you from selling your preferred units or common units without our consent and may limit you from realizing any return on your investment.

There is and will be no market for our securities. Therefore, investors will not have the benefit of information about prior market history of our securities as to their decisions to invest which means they are at further risk if they invest. We do not intend to list the preferred units or common units on any national or other securities exchange, or on any automated quotation system. The transfer of our units will also be restricted under our Operating Agreement. As a result, an active trading market for the preferred units or the common units will not develop. In the absence of an active market, there will not be a market price or liquidity for the common units or preferred units. You should assume that the only ability to liquidate your units will be to us, and subject to the limitations on our ability to effect such repurchases.

You will not be able to transfer your membership units without our consent.

Our Operating Agreement provides that you will not be able to transfer your membership units without our consent. We only plan to consent to the transfer of membership units in connection with a transfer within a member’s family or upon death of a member holding preferred units. As a result, your ability to transfer your membership units will be severely restricted, which will significantly impair their valuation, and significantly limit your liquidity.

You will incur immediate and substantial dilution.

The initial conversion value of our common units is substantially higher than the net tangible book value per unit of our outstanding common units. As a result, investors purchasing preferred units in this offering will incur immediate and substantial dilution in the net tangible book value of their units on an as converted basis of $15.9998 per unit based on the initial conversion value of $20.00 per unit if we raise the maximum amount of this offering, and $17.67909 per unit based on the initial conversion value of $20.00 per unit if we raise the minimum amount of this offering.

You may incur substantial future dilution of the value of your investment.

Our Operating Agreement provides that we have the authority to issue an unlimited number of additional common units and preferred units following this offering. You may incur substantial dilution if further offerings or financings occur. In the event we obtain any additional funding, such offerings or financings may have a dilutive effect on the holders of both of our common units and preferred units and future investors may be granted rights superior to those of our current members.

The offering price has been determined without a precise and accurate valuation.

The offering price of the preferred units and the conversion value of the common units has been determined by our managers and does not necessarily bear any relationship to the value of our assets, net worth, revenues or other established criteria of value, and should not be considered indicative of the actual value of such securities.

We do not anticipate paying dividends nor making distributions to our members.

We do not anticipate paying any dividends or making any distributions for the foreseeable future except for the preference payments.

We may invest or spend the proceeds of this offering in ways with which you do not agree and in ways that may not yield a favorable return.

Our management will have broad discretion over the use of the net proceeds from this offering. Members may not deem such uses desirable. Our use of the proceeds from this offering may vary substantially from our currently planned uses and investors in this offering will be relying on the judgment of our management with respect to the use of proceeds of this offering. We cannot assure you that we will apply such proceeds effectively or that we will invest such proceeds in a manner that will result in a favorable return or any return at all.

Because our capital requirements may be significant, we may need funds in addition to the net proceeds of this offering or we will not be able to continue to operate our business. If we are unable to obtain such funds on acceptable terms and our business fails, then you could lose your entire investment.

Our capital requirements may be significant. To date, we have been dependent primarily on funds from our manager, John M. Sensenig. We are dependent upon the net proceeds of this offering to fund our acquisition of Crumb Rubber Granulator, LLC, as well as our other working capital requirements. We currently have no committed sources of, or other arrangements with respect to, additional financing. We cannot assure you that our existing capital resources, together with the net proceeds from this offering and future operating cash flows, will be sufficient to fund our future operations. Our capital requirements will depend on numerous factors, including without limitation:

•	operating expenses relating to Crumb Rubber Granulator, LLC

•	our other working capital requirements; and

•	general corporate purposes.

If we require additional capital beyond the cash generated from our operations and the proceeds of this offering, we would need to seek other forms of financing, through the sale of equity securities or otherwise, to achieve our business objectives. We cannot assure you that we will be able to obtain alternative financing on acceptable terms or at all. Our failure to obtain financing when needed could have a material adverse effect on us. Any additional equity financing:

•	may significantly reduce or dilute the equity interest of our members;

•
may cause a change in control if a substantial number of our common units are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and may also result in the resignation or removal of one or more of our present officers and managers; and

•	may adversely affect prevailing market prices, if any, for our common units.

Any debt financing could impose significant financial and operational restrictions on us such as:

•	default and foreclosure on our assets if our operating revenues after a business combination were insufficient to pay our debt obligations;

•
acceleration of our obligations to repay the indebtedness even if we have made all principal and interest payments when due if the debt security contained covenants that required the maintenance of certain financial ratios or reserves and any such covenant were breached without a waiver or renegotiation of that covenant;

•	our immediate payment of all principal and accrued interest, if any, if the debt security was payable on demand; and

•	our inability to obtain additional financing, if necessary, if the debt security contained covenants restricting our ability to obtain additional financing while such security was outstanding.

If third parties have claims against us, the net proceeds of the offering could be reduced and the liquidation amount of our units may be less than $20.00 per common unit.

Although we will generally seek to have Crumb Rubber Granulator, LLC, vendors and any entity that we may own or acquire, waive any right, title, interest or claim of any kind in or to any proceeds for the benefit of our members, there is no guarantee that they or any other entity providing comparable products or services will execute such agreements. Nor is there any guarantee that such portfolio companies will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against us for any reason. Accordingly, the net proceeds of the offering could be subject to claims which could take priority over the claims of our members and the per common unit liquidation price could be less than $20.00 due to claims of such creditors. Our managers and officers may (but will likely not be) be personally liable under certain circumstances to ensure that the proceeds of the offering are not reduced by the claims of Crumb Rubber Granulator, LLC and vendors or other entities that we may acquire that are owed money by us for services rendered or products sold to us. However, in the limited instances in which such liability arises, we cannot assure you that our managers and officers will be able to satisfy those obligations.

Because we are not listing nor in the process of authorizing for listing our preferred units or common units on any exchange, our securities will not be “covered securities” under the National Securities Markets Improvement Act of 1996, and we may have to register this offering in every state in which investors of our securities reside.

The exemption from State securities registration laws for “covered securities” that is provided by the National Securities Markets Improvement Act (Section 18(a) of the Securities Act of 1933) will not be available to us because, we are not listing nor expect to list our securities on any exchange. Since our securities are not “covered securities,” we will have to file registration statements in the states in which our investors reside. Compliance with such requirements may be costly and delay completion of this offering. At the moment, we expect to register this offering or otherwise comply with state securities laws in order to have our offering approved in Delaware, Iowa, Indiana, Kentucky, Maryland, Michigan, Missouri, New York, Ohio, Pennsylvania, Virginia and Wisconsin. We cannot guarantee that we will have investors from every state in which we undergo the registration process.

Our managers, including those who serve on our Audit Committee, may not be considered “independent” under the policies of the North American Securities Administrators Association, Inc. and, therefore, may take actions or incur expenses that are not deemed to be independently approved or independently determined to be in our best interest.

Under the policies of the North American Securities Administrators Association, Inc., an international organization devoted to investor protection, because all of our managers either own common units or may receive reimbursement for out-of-pocket expenses incurred by them in connection with activities on our behalf such as identifying potential operating companies for our involvement and performing due diligence, state securities administrators could take the position that such individuals are not “independent.” If this is the case, they would be taking the position that we will not have the benefit of independent managers examining the propriety of expenses incurred on our behalf and subject to reimbursement. There is no limit on the amount of out-of-pocket expenses that could be incurred and there will be no review of the reasonableness of the expenses by anyone other than our Board of Managers, which would include persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged. Although we believe that all actions taken by our managers on our behalf will be in our best interests, whether or not they are deemed to be “independent,” we cannot assure you that this will actually be the case. If actions are taken, or expenses are incurred that are actually not in our best interests, it could have a materially adverse effect on our business and operations and price of our common units held by the investors of this offering.

Because our initial members’ initial equity investment was only $500, our offering may be disallowed by state administrators that follow the North American Securities Administrators Association, Inc. Statement of Policy Regarding Equity Investment pertaining to development stage companies.

Pursuant to the Statement of Policy Regarding Promoter’s Equity Investment promulgated by the North American Securities Administrators Association, Inc., any state administrator may disallow an offering of securities by a development stage company if the initial equity investment by a company’s promoters does not exceed: (i) 10% of the first $1,000,000, (ii) 7% of the next $500,000, (iii) 5% of the next $500,000, and (iv) 2.5% of the balance over $2,000,000, in each case, of the aggregate public offering price. Based upon our estimated aggregate offering price of $10,000,000, the minimum initial investment for the purposes of this offering would be approximately $137,500 under the above noted formula. The initial investment of our initial members, (who may be deemed a “promoter,”) is less than the required minimum amount pursuant to this policy. However, the costs associated with this offering will far exceed $137,500, and such costs have been paid or will be paid in their entirety by John M. Sensenig who is one of our initial members. John M. Sensenig has agreed to release us from any obligation to reimburse him. However, a state administrator would have the discretion to disallow our offering if it wanted to, specially if such administrator does not take into account the expenses that have been paid or will be paid on our behalf by John M. Sensenig. We cannot assure you that our offering would not be disallowed pursuant to this policy, and we would not be allowed to make offers or sales of units to investors in that state. Additionally, the initial equity investment made by the initial members may not adequately protect investors. A determination by a state administrator to disallow our offering, particularly in a jurisdiction with a large Amish/Mennonite population, such as Pennsylvania, could materially adversely effect our ability to market and sell all of the preferred units offered hereby.

Risks associated with pursuing acquisition of other companies in the longer term as part of our business plan

We may incur significant costs and suffer adverse consequences to avoid investment company status and we may suffer adverse consequences if we are deemed an investment company.

Certain strategic equity positions that we may take in other businesses may be considered “investment securities” under the Investment Company Act of 1940, as amended. Generally, any company that owns “investment securities” with a value exceeding 40% of its total assets (excluding cash items and government securities) or if it holds itself out as being primarily engaged in the business of investing, owning or holding securities is an “investment company” subject to registration under, and compliance with, the Investment Company Act unless a particular exemption or safe harbor applies. Under an alternative test, a company is not required to register under the Investment Company Act if not more than 45% of its total assets consist of, and not more than 45% of its net income is derived from, securities other than government securities and securities of majority -owned subsidiaries and companies primarily controlled by it. Rule 3a-2 under the Investment Company Act provides that notwithstanding a company’s ownership of investment securities with a value in excess of 40% of its total assets, such a company will not be deemed an investment company for a one-year period, provided that such company has a bona fide intent to be primarily engaged in a business other than that of investing or trading in securities and such intent is evidenced by (i) the company’s business activities and (ii) a resolution of its Board of Managers.

Our Board of Managers has adopted a resolution stating that we will undertake efforts, once that we own more than one company, to avoid falling into investment company status generally, and having to rely on Rule 3a-2 to avoid investment company status by (i) acquiring majority ownership in companies or entities so that we avoid having 40% or more of our total assets comprised of “investment securities,” (ii) ensuring that the majority of our net income is derived from companies or entities in which we have majority ownership and (iii) actively managing and operating companies in which we have majority ownership. In case that we fail to meet the directives of our Board of Managers, our Board of Managers has further directed us to ensure that if at any time the one year period under Rule 3a-2 is triggered, the percentage of our total assets comprised of “investment securities” is below the 40% threshold before the expiration of such one-year period. The one year period under Rule 3a-2 of the Investment Company Act will begin on the date that is the earlier of (i) the date on which we own securities and/or cash having a value exceeding fifty percent (50%) of the value of our total assets on either a consolidated or unconsolidated basis and (ii) the date on which we own or propose to acquire “investment securities” having a value exceeding forty percent (40%) of our total assets (exclusive of government securities and cash items) on an unconsolidated basis. If necessary, we may accomplish this by selling investment securities or increasing our other assets. As a result, we may be obligated to dispose of investments sooner than we otherwise would at prices which could be lower than they otherwise might be. We will also incur tax liabilities in connection with any investment dispositions. Further, we may be unable to sell some investments due to contractual or legal restrictions or the inability to locate a suitable buyer. In addition, we may be forced to forego an opportunity to purchase an investment security that would be important to our business strategy. Accordingly, our investment security disposition and potential limitations on investments may harm our business and results of operations.

If we fail to comply with the requirements of Rule 3a-2 and we are not eligible for another exemption from the Investment Company Act of 1940, we would be in violation of the Investment Company Act of 1940 and we would be prohibited from engaging in business or selling our securities. We could also be subject to civil and criminal actions. In addition our contracts would be voidable and a court could appoint a receiver to take control of us and liquidate our business. Therefore, our failure to comply with Rule 3a-2 and our classification as an investment company for this or any other reason would have a material and adverse impact on our business and results of operations.

If we are an investment company for purposes of the Investment Company Act, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete an investment or acquisition.

If we are an investment company under the Investment Company Act of 1940, as amended, our activities may be restricted, including, without limitation, restrictions on the nature of our investments, and restrictions on the issuance of our securities, each of which may make it difficult for us to complete acquisitions.

In addition, we may have imposed upon us burdensome, legal requirements, including:

•	registration and regulation as an investment company;

•	adoption of a specific form of corporate structure; and

•	reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations.

Such requirements will cause us to incur material costs for legal and other professional services, which could have a material adverse impact on our financial results. We do not believe that our anticipated principal activities will subject us to the Investment Company Act. However, we cannot guarantee that the Securities and Exchange Commission will agree with us.

As part of our strategy to avoid investment company status under the Investment Company Act we will seek capital appreciation as an investment strategy over current income payments, which may limit our liquidity and cash flow, and may impair our ability to make payments on the preferred units when due.

In addition, we will emphasize making equity investments in the form of convertible preferred stock, preferred stock, common stock or other equity instruments so as to own more than fifty percent (50%) of the equity in our target entities to avoid investment company status. We intend to mostly limit sources of net income to companies in which we hold majority ownership. As a consequence, we will seek capital appreciation as an investment strategy over income payments which may limit our liquidity and access to cash flow, and may impair our ability to make payments on the preferred units. These limitations may also limit the investment opportunities available to us, as we may be limited in or precluded from investing in companies where we do not have the ability to acquire a controlling interest.

Our business depends upon the performance of our investment targets, which is uncertain.

If our investment target companies do not succeed, the value of our assets would be significantly reduced and require substantial impairments or write-offs, and our results of operations and the market value of our preferred units and common units could decline. The risks relating to our companies include:

•	our target companies may have a history of operating losses or a limited operating history and may never be profitable;

•
intensifying competition affecting the products and services that our target companies offer could adversely affect their businesses, financial condition, results of operations and prospects for growth;

•	inability to adapt to the rapidly changing marketplaces;

•	inability to manage growth;

•	the need for additional capital to fund their operations, which we may not be able to fund or which may not be available from third parties on acceptable terms, if at all;

•	inability to protect their proprietary rights and infringing on the proprietary rights of others;

•	our target companies could face legal liabilities from claims made against their operations, products or work;

•	the impact of economic downturns on their operations, results and growth prospects;

•	inability to attract and retain qualified personnel; and

•	government regulations and legal uncertainties may place financial burdens on the businesses of our target companies.

Our investments in companies in the early stages of their development and start-up companies may be highly illiquid.

Our investments in companies generally will be illiquid and not readily marketable, and the transferability of such investments generally will be restricted under the terms of the documents governing such investments. We cannot assure you that we will be able to liquidate a particular interest in any portfolio company at the time and upon the terms we desire. Less marketable or illiquid investment positions may be more difficult to value than more marketable assets, due to the unavailability of reliable market quotations and other factors. Our ability to successfully exit and achieve liquidity on our investments is dependent in large part on the condition of and valuations available in the public equity markets and valuations available in private negotiated transactions at the time, neither of which can be projected with any certainty. The sale of less marketable or other assets may require more time and result in lower prices, due to higher brokerage charges or dealer discounts and other selling expenses, than the sale of more marketable assets.

Our investment or acquisition targets will be privately-held companies, which will present certain challenges to us, including the lack of available information about these companies and a greater vulnerability to economic downturns.

In accordance with our investment criteria and strategy as described on page 31, we will seek investment and acquisition opportunities with one or more privately-held companies. Generally, little public information will be available about these companies, and we will be required to rely on the ability of our management team to obtain adequate information to evaluate the potential returns on investment in these companies. If we are unable to uncover all material information about these companies, then we may not make a fully informed investment decision, and we may lose money on our investments. Also, privately-held companies frequently have a smaller market presence than do larger, publicly-held competitors. Privately-held companies are, thus, generally more vulnerable to economic downturns and may experience more substantial variations in operating results than do larger competitors. These factors could have a material adverse effect on our financial condition and results of operations subsequent to completion of an investment or an acquisition.

Because of our limited resources and the potential for significant competition for investment and acquisition opportunities, we may not be able to consummate an attractive investment or acquisition.

We may encounter intense competition from third parties having a business objective similar to ours, including private equity funds, leveraged buyout funds and operating businesses competing for portfolio investments and acquisitions. Many of these entities are well established and have extensive experience in identifying and effecting investments or acquisitions directly or through affiliates. Many of these competitors possess greater technical, human and other resources than we do and our financial resources will be relatively limited when contrasted with those of our competitors. In addition, we may not have enough cash available to fund deposits or similar requirements in connection with an acquisition which may cause us to be at a competitive disadvantage in pursuing that acquisition of businesses. Our lack of a track record of successfully completed deals may also put us at a competitive disadvantage. While we believe that there are numerous potential businesses that we could invest in or acquire with the net proceeds of this offering, our ability to compete in acquiring businesses of significant size will be limited by our available financial resources.

Investments in joint ventures may subject us to risks relating to our co-investors which could adversely impact the financial results of joint ventures.

We may invest in joint ventures with our portfolio companies or with unrelated third parties. Investing in such entities involves additional risks not present when investing in a wholly-owned subsidiary owned by us. These risks include the possibility that our co-investors might become bankrupt or otherwise fail to meet financial commitments, thereby obligating us to pay a disproportionate share of the costs and obligations associated with the joint venture, as each party to a joint venture may have to guarantee all of the joint venture’s obligations. Alternatively, the co-investors may have economic or business interest or goals that are inconsistent with ours and want to manage the joint ventures in ways that do not maximize our return. Also, when none of the joint owners control a joint venture, there might be a stalemate on decisions. In addition, while we may have the right or be in a position to buy out the other joint owner’s interest in a portfolio company, we may not have the resources available to do so.

Our portfolio companies could make business decisions that are not in our best interests or with which we do not agree, which could impair the value of our company interests.

Although we generally will seek a controlling equity interest and participation in the management of each of our portfolio companies, we are not required to do so, and we may not be able to control the significant business decisions of our portfolio companies. We may have shared control or no control over some of our portfolio companies. In addition, although we may initially own a controlling interest in a portfolio company, we may not be in a position to maintain this controlling interest. Our investments in companies in which we share or have no control or in which there is a risk of the dilution of our interests in, and loss of control over, such companies will involve additional risks that could cause the performance of our investments and our operating results to suffer, including:

•	the management of a portfolio company having economic or business interests or objectives that are different than ours; and

•	portfolio companies not taking our advice with respect to the strategic, financial or operating issues that they may encounter.

Our inability to prevent dilution of our ownership interests in our portfolio companies or our inability to otherwise have a controlling influence over the management and operations of our portfolio companies could subject us to regulation under the Investment Company Act which would in turn result in significant compliance costs. Our inability to adequately control our companies under management also could prevent us from assisting them, financially or otherwise, or could prevent us from liquidating our interests in them at a time or at a price that is favorable to us. These factors could limit our ability to maximize returns on our investments and cause us to recognize losses on our interests in these portfolio companies.

Resources could be devoted in researching investments or acquisitions that are not consummated.

It is anticipated that the investigation of each specific business and the negotiation, drafting, and execution of relevant agreements, disclosure documents, and other instruments will require substantial management time and attention and substantial costs for accountants, attorneys, and others. If we decide not to complete a specific investment or acquisition, the costs incurred up to that point for the proposed transaction likely would not be recoverable. Furthermore, even if an agreement is reached relating to a specific business, we may fail to consummate the transaction for any number of reasons, including those beyond our control. Any such event will result in a loss to us of the related costs incurred which could materially adversely affect subsequent attempts to invest or acquire another business we may suffer a materially adverse affect on our business, financial conditions, results of operation and cash flow. See the section below entitled “Proposed Business -- Effecting Investments and Acquisitions.”

Our managers only have experience managing a limited number of disparate businesses.

Our success as a company may depend on our ability to manage and operate many businesses across difference business areas, segments or sectors at the same time. Our managers do not have experience in managing a diverse portfolio of investments and operating companies, and such inexperience could adversely affect our ability to successfully manage a portfolio of disparate businesses.

We may invest in or acquire a business in any area, including areas in which our managers do not have any experience.

Our success as a company may depend on our ability to manage and operate businesses in areas, segments or sectors in areas in which our managers or officers do not have experience. Our managers have experience in owning, operating and/or managing businesses in the packaging industries, metal roofing and siding, construction of post frame buildings, cabin manufacturing, woodworking, interior building components, other forms of specialized manufacturing, refrigeration repairs and other forms of similar services. We are not limited to the types of businesses that we may invest in or acquire. Our managers’ inexperience with managing and operating businesses in certain areas may materially adverse affect our ability to manage such businesses successfully and to maximize the return in our investment in such businesses.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, particularly in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” and “Business,” contains forward-looking statements relating to us and our potential subsidiaries and affiliates that involve substantial risks and uncertainties. All statements regarding future events, our future financial performance and results of operations, our business strategy and our financing plans are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “can,” “will,” “could,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of such terms or other comparable terminology.

These forward-looking statements are necessarily estimates reflecting the best judgment of our management, not guarantees of future performance. Actual results could differ materially from those contemplated by these forward-looking statements due to known and unknown risks, uncertainties and other factors, including those related to:

•	our ability to acquire Crumb Rubber Granulator, LLC;

•	our ability to manage and operate Crumb Rubber Granulator, LLC;

•	our ability to realize further investments or consummate further acquisitions;

•	our ability to manage and operate effectively other investments or acquisitions;

•	our ability to raise capital in the future;

•	cash flow and anticipated liquidity;

•	our ability to pay our obligations;

•	future costs and expenses;

•	competition and competitive factors;

•	the impact of capital markets and mergers and acquisitions activity;

•	the continued service of key personnel at our company, Crumb Rubber Granulator, LLC and our portfolio companies;

•	our ability and the ability of our managed companies to attract, motivate and retain qualified employees;

•	the impact of federal, state and local government regulations;

•	the impact of technological innovation, change and breakthrough;

•	our and portfolio companies’ financial performance;

•	our and portfolio companies’ ability to protect their intellectual property;

•	the impact of litigation; and

•	the impact of macroeconomic trends on us and each of our managed companies.

These risks are not exhaustive. Other sections of this prospectus may include additional factors that could adversely impact our business and financial performance. In evaluating these forward-looking statements, you should specifically consider various other risks, uncertainties and factors, including those risks discussed under “Risk Factors” and elsewhere in this prospectus. New risks emerge from time to time and it is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Before investing in our preferred units, investors should be aware that the occurrence of the events described under the caption “Risk Factors” and elsewhere in this prospectus could have a material adverse effect on our business, results of operations and financial condition.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance and events and circumstances reflected in the forward-looking statements will be achieved or occur.

All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section and any other cautionary statements that may accompany such forward-looking statements. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements or all subsequent written and oral forward-looking statements to actual results or to changes in our expectations.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement of which this prospectus is a part, that we have filed with the Securities and Exchange Commission with the understanding that our actual future results, levels of activity, performance and achievements may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS

The gross proceeds from this offering will be $5,250,000 if the minimum amount of securities offered is sold, and $10,000,000 if the maximum number of securities is sold. Our offering expenses of approximately $400,000 will be paid by one of our co-founders and manager, John M. Sensenig. John M. Sensenig will not be refunded for such offering expenses. The following table sets forth our estimated use of proceeds from the sale of the minimum and maximum amount of securities offered.

	Minimum	Maximum
Gross proceeds	$5,250,000	$10,000,000
Net proceeds	$5,250,000	$10,000,000
Acquisition (2)	$5,000,000	$5,000,000
Preference payments during the first 12 months (1)	$367,500	$700,000
Working capital for Crumb Rubber Granulator, LLC business and reserves	$132,500	$4,300,000

(1) The preference payments refer to the payments to be made by us in relation to the preferred units of the offering. The amount listed assumes that we will not have to make investment payments on the preferred units within the twelve (12) month time period. We estimate that on average the preferred units will require preference payments of a rate of seven percent (7%) on an annual basis of the gross proceeds.

(2) John M. Sensenig owns 1/3 of all the issued and outstanding shares of Flintwood Metals, Inc., a Pennsylvania Subchapter S closed corporation, which owns nearly all of the issued and outstanding membership interests in Crumb Rubber Granulator, LLC. If the acquisition of Crumb Rubber Granulator, LLC is consummated, John M. Sensenig will be in a position, directly or indirectly, to own Series A Preferred Units and to receive preferred payments relating to the same. John M. Sensenig has agreed to return any such preferred payments to us net of any tax liability that he may incur as a consequence of receiving preferred payments.

The net proceeds of this offering not immediately required for the purposes set forth above will be deposited only in demand deposit accounts in banks so that we are not deemed to be investing in “securities” or “investment securities” under the Investment Company Act. The interest income, if any, derived from investment of these net proceeds during this period will be used to defray our general and administrative expenses, as well as costs relating to compliance with securities laws and regulations, including associated professional fees. We believe that, if we raise the maximum, we will have sufficient working capital to operate for at least the next 18 months. In addition if we only raise the minimum, we believe that we will have sufficient working capital to operate for at least the next 12 months.

We intend to use excess working capital and reserves to invest in the growth of Crumb Rubber Granulator, LLC as well as for reimbursement of any out-of-pocket expenses incurred by our managers and officers in connection with activities on our behalf as described below.

No compensation of any kind (including finder’s and consulting fees) will be paid to any of our existing members, or any of their affiliates, for services rendered to us prior to or in connection with the consummation of the Crumb Rubber Granulator, LLC acquisition. However, our existing members will receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on our behalf, such as identifying potential businesses and performing due diligence to position us to make negotiations in the future.

PLAN OF DISTRIBUTION

We will use our best efforts to distribute up to 500,000 preferred units in this offering. We plan to distribute such preferred units directly to the public without the assistance of an underwriter. In an underwritten initial public offering, one or more underwriters agree to purchase all of the preferred units offered by an issuer and then resell them to the public through an established sales network, which assures the issuer of a certain amount of offering proceeds. In this offering, however, because we have no commitments from an underwriter to purchase and distribute any preferred units, there is no assurance that we will sell any preferred units and thus no assurance that this offering will generate any proceeds.

Duration

This offering will last for up to two (2) years, commencing on and including the date which the Securities and Exchange Commission declares the registration statement of which this prospectus is a part effective. The offering will terminate at 5 p.m., Eastern Standard Time, on the 730th day or, if the 730th day is not a business day, on the first business day previous to the 730th day. Notwithstanding the foregoing, we reserve the right to terminate this offering sooner in our sole discretion, provided that we have received subscriptions for at least the minimum number of 262,500 preferred units (including the 250,000 units that will be used for the acquisition of Crumb Rubber Granulator, LLC).

Price and Quantity Limitations

We are offering preferred units at a price of $20 per preferred unit. To participate in this offering, you must subscribe to purchase a minimum of fifty (50) preferred units. We will hold all subscriptions until the closing of the offering, which shall occur upon the termination of the offering on the 730th day following the effective date or upon earlier termination as decided by us in our sole discretion, provided that we have received subscriptions for at least the minimum number of 25,000 preferred units.

Minimum Aggregate Sale

To retain any proceeds from this offering, we must sell at least 262,500 preferred units during the offering period. If we do not sell 262,500 preferred units by the conclusion of the offering period, we will promptly refund all proceeds that we have received during this offering without interest.

Marketing

We are offering preferred units directly to the public, without the assistance of underwriters, brokers or dealers. To make such offers, we have filed a registration statement with the Securities and Exchange Commission, and this prospectus is a part of that registration statement. Until the Securities and Exchange Commission declares our registration statement effective, we will not make any written or oral offers to sell preferred units, nor will we sell any preferred units.

Once our registration statement is effective, we will attempt to solicit interest in our offering and sell preferred units by using the following methods:

Written Advertisements and Announcements. We intend to post written announcement announcements on Amish/Mennonite church newsletters that comply with Rule 134 under the Securities Act of 1933, as amended. Such announcements will contain information as to the name and address of a person or persons from whom a written prospectus for the offering may be obtained.

Oral Solicitations. Once the Securities and Exchange Commission declares our registration statement effective, our managers and officers will begin soliciting offers to purchase preferred units by telephone and in meetings with groups of potential purchasers. We anticipate that John M. Sensenig and other managers or officers will solicit offers on our behalf. Neither John M. Sensenig nor our other managers and officers intend to register as a broker or a dealer. Instead, each of John M. Sensenig and our other managers and officers intends to rely on the safe harbor from broker-dealer registration afforded by Rule 3a4-1 under the Securities Exchange Act of 1934, as amended. Consequently, in accordance with Rule 3a4-1, neither John M. Sensenig nor our other managers and officers who will assist with selling preferred units in this offering:

•	will have been barred from associating with a member of a self-regulatory organization;

•	will be compensated in connection with such assistance by the payment of commissions or other remuneration based either directly or indirectly on transactions in our preferred units; and

•	at the time of such assistance, will be an associated person of a broker or dealer.

Furthermore, each of John M. Sensenig and our other officers and managers who will assist with selling shares of our preferred units in this offering will:

•	primarily perform substantial duties for or on our behalf otherwise than in connection with transactions in securities;

•	not have been a broker or a dealer, or an associated person of a broker or a dealer, within the preceding 12 months; and

•	not have participated in selling any offering of securities for any company more than once within the preceding 12 months.

Some of our employees, if any, may provide administrative support in connection with the marketing efforts of our managers and officers. None of our employees, if any, who are not managers or officers will solicit offers to purchase preferred units, provide advice regarding the purchase of preferred units or consummate sales of our preferred units. Rather, our employees, if any, may (i) prepare written communications approved by our managers and officers or deliver such communications to potential purchasers, (ii) respond by telephone to inquiries from potential purchasers in communications initiated by such potential purchasers, but the content of each such response will be limited to information contained in our registration statement, and (iii) perform ministerial and clerical work involved in effecting sales transactions.

None of our employees intends to register as a broker or a dealer. Instead, our employees intend to rely on the safe harbor from broker-dealer registration afforded by Rule 3a4-1 under the Securities Exchange Act of 1934, as amended. Consequently, in accordance with Rule 3a4-1, none of our employees who will assist our managers and officers with selling preferred units in this offering will:

•	have been barred from associating with a member of a self-regulatory organization;

•	be compensated in connection with such assistance by the payment of commissions or other remuneration based either directly or indirectly on transactions in our preferred units; and

•	be an associated person of a broker or dealer at the time of such assistance.

Furthermore, each of our employees who will assist our managers and officers with selling our preferred units in this offering will be limited to:

•	preparing written communications approved by our managers or officers, or delivering such communications to potential purchasers and will not involve the oral solicitation of potential purchasers;

•
responding to inquiries from potential purchasers in communications initiated by such potential purchasers, and the content of such responses will be limited to information contained in our registration statement; and

•	performing ministerial and clerical work involved in effecting any transaction.

In no event will any of our managers, officers or employees engage in sales or marketing activities that are prohibited by any applicable state law.

Offering Compensation

We will not compensate any of our employees, including our managers and officers, for assisting in this offering.

Subscription Process

Once our registration statement is declared effective by the Securities and Exchange Commission, our preferred units may be purchased by delivering to us a completed subscription agreement, along with a check in the amount of the purchase price made payable to “Community Pioneers, LLC,” to the following address:

Community Pioneers, LLC
987 Valley View Road
New Holland, PA 17557

The subscription agreement will be available only as part of the final prospectus. We will not accept any orders to purchase our preferred units until our registration statement has been declared effective by the Securities and Exchange Commission.

We will notify prospective purchasers in writing whether their subscriptions have been accepted within fourteen (14) days of our receipt of their properly executed subscription agreement. If we accept a subscription, payment in cash for the preferred units to be purchased will be deposited in our escrow account and will be held in escrow until the closing of our initial offering, which requires that at least we receive a minimum of $5,250,000 million in subscriptions acceptable to us (including $5,000,000 in Series A preferred units that would be used to acquire Crumb Rubber Granulator, LLC).

DETERMINATION OF OFFERING PRICE

The offering price of the securities was arbitrarily determined by our managers. The offering price bears no relationship to our assets, book value, net worth or other economic or recognized criteria of value. In no event should the offering price be regarded as an indicator of any future market price of our securities.

DISTRIBUTION POLICY

We have never declared or paid cash dividends or made distributions on our common units or our preferred units. Any future decision to pay dividends or make distributions remains within the discretion of our Board of Managers. We currently anticipate that, except for preference payments and the repurchase of preferred units and common units offered to us for repurchase by the respective holders, we will retain earnings, if any, to support operations and to finance the growth and development of our business and otherwise do not anticipate paying dividends or distributions in the foreseeable future. Although we have the authority under our Operating Agreement to redeem common units, we do not intend to redeem common units in the foreseeable future.

CAPITALIZATION

The following table sets forth, as of June 15, 2007, our cash and cash equivalents and capitalization on an actual basis and as adjusted to reflect the sale of the minimum 262,500 preferred units in this offering at an initial public offering price of $20.00 per preferred unit as if such issuance had occurred on June 15, 2007, and the sale of the maximum 500,000 preferred units in this offering at an initial public offering price of $20.00 per unit as if such issuance had occurred on June 15, 2007.

	As of June 15, 2007
	Actual	Minimum As Adjusted	Maximum As Adjusted
	(unaudited)
Members’ equity (deficit):
common units, without par value, 2,500,000 common units authorized; 2,000,000 common units issued and outstanding (actual); and 2,000,000 common units issued and outstanding (as adjusted)	$500	$500	$500
preferred units, without par value, 350,000 preferred units Authorized; 350,000 issued and outstanding (actual); and 350,000 preferred units issued and outstanding (as adjusted)	$0	$5,250,000	$10,000,000
Additional paid-in capital	$0	$0	$0
Deficit accumulated during the development stage	$0	$0	$0
Total members’ equity (deficit)
Total capitalization	$500	$5,250,500	$10,000,500

This information should be read in conjunction with “Summary Financial Data” and our financial statements and notes relating to those statements appearing elsewhere in this prospectus.

DILUTION

The difference between the public offering price per preferred unit, and the pro forma net tangible book value per preferred unit on an as converted basis after this offering constitutes the dilution to investors in this offering. Net tangible book value per share is determined by dividing our net tangible book value, which is our total tangible assets less total liabilities, by the number of outstanding membership units on an as converted basis.

Dilution at Minimum Offering

At June 15, 2007, our net tangible book value was $500, or approximately $0.00025 per common unit. Without taking into account any other changes in net tangible book value other than to give effect to our sale of preferred units (convertible into common units) offered by this prospectus and the receipt and application of those net proceeds, our pro forma net tangible book value at June 15, 2007 would have been approximately $5,250,500 or $2.32066 per common unit, representing an immediate increase in net tangible book value of $2.32091 per common unit to the existing members and an immediate dilution of $17.67909 per share or 88.4% to new investors.

The following table illustrates the dilution to the new investors on a per-common unit basis, assuming the sale of the minimum 12,500 common units we are offering at an initial public offering price of $20.00 per common unit:

Public offering price	$20.00
Net tangible book value before this offering	$0.00025
Increase attributable to new investors	$2.32066
Pro forma net tangible book value after this offering	$2.32091
Dilution to new investors	$17.67909

The following table summarizes as of June 15, 2007, on a pro forma basis, the difference between the number of common units (assuming that all preferred units are converted into common units) purchased from us, the total consideration paid and the average price per common unit paid by existing members and new investors, assuming the sale of the minimum 262,500 common units we are offering at an initial public offering price of $20.00 per common unit:

	Common Membership Units Received			Total Consideration		Average Price
	Number		Percentage	Amount	Percentage	Per Unit
Existing members	2,000,000		88.40%	$500.01%		$0.00025
New investors	262,500	(1)	11.60%	$5,250,000	99.99%	$20.00

	2,262,500		100.0%	$5,250,000	100%

(1) Assumes the sale of 262,500 of the preferred units in this offering that are converted into 262,500 common units and that we pay all preference payments due in cash.

The following table summarizes as of June 15, 2007, on a pro forma basis, the difference between the number of common units (assuming that all preferred units are converted into common units) purchased from us, the total consideration paid and the average price per common unit paid by existing members and new investors, assuming the sale of the maximum 500,000 common units we are offering at an initial public offering price of $20.00 per common unit:

Numerator:
Net tangible book value before this offering	$500
Net proceeds from this offering	$5,250,000
Offering costs paid in advance and excluded from tangible book value before this offering	$0
$5,250,500
Denominator:
Common units outstanding prior to offering	2,000,000
Common units that are part of the offering	262,500
2,262,500

Dilution at Maximum Offering

At June 15, 2007, our net tangible book value was $500, or approximately $0.00025 per common unit. Without taking into account any other changes in net tangible book value other than to give effect to our sale of the maximum 500,000 preferred units (convertible into common units) offered by this prospectus and the receipt and application of those net proceeds, our pro forma net tangible book value at June 15, 2007 would have been approximately $10,000,500 or $4.0002 per common unit, representing an immediate increase in net tangible book value of $3.99995 per common unit to the existing members and an immediate dilution of $15.9998 per share or 80% to new investors.

The following table illustrates the dilution to the new investors on a per-common unit basis:

Public offering price	$20.00
Net tangible book value before this offering	$0.00025
Increase attributable to new investors	$3.99995
Pro forma net tangible book value after this offering	$4.0002
Dilution to new investors	$15.9998

The following table sets forth information with respect to our existing members and the new investors:

	Common Membership Units Received			Total Consideration		Average Price
	Number		Percentage	Amount	Percentage	Per Unit
Existing members	2,000,000		80%	$500	.00005%	$0.01
New investors	500,000	(1)	20%	$10,000,000	.99995%	$20.00

	2,500,000		100.0%	$10,000,500	100%

(1) Assumes the sale of 500,000 of the preferred units in this offering that are converted into 500,000 common units and that we pay all preference payments due in cash.

The pro forma net tangible book value after the offering is calculated as follows:

Numerator:
Net tangible book value before this offering	$500
Net proceeds from this offering	$10,000,000
Offering costs paid in advance and excluded from tangible book value before this offering	$0
$10,000,500
Denominator:
Common units outstanding prior to offering	2,000,000
Common units that are part of the offering	500,000
2,500,000

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

We are a development stage holding company and intend to use the offering proceeds (1) to purchase ninety nine and ninety nine hundredths percent (99.99%) of the issued and outstanding equity interests of Crumb Rubber Granulator, LLC in exchange for 250,000 of the Series A preferred units offered by us in this offering, (2) to develop the business of Crumb Rubber Granulator, LLC, (3) for general corporate purposes and (4) to position us to execute our longer term strategy to purchase majority stakes in early-stage operating companies that present innovative products and technologies. While the proceeds of this offering will not be directly used to acquire businesses other than Crumb Rubber Granulator, LLC, we envision, once the business of Crumb Rubber Granulator, LLC develops self-sustaining revenues, engaging in other investments or acquisitions in the future of (a) established early-stage companies that have already begun operating but may require additional capital to successfully develop their respective markets and business, (b) start-up companies with a product, market, technology, or concept, that presents a compelling opportunity, or (c) early-stage companies that present opportunities for economic growth and development and employment opportunities within Amish/Mennonite communities, other smaller or rural communities, and small city industrial brown zones throughout the United States. We intend to monitor and increase the value of our portfolio companies by providing strategic advice and management and operational input. We expect that future acquisitions will be financed with secondary offerings, loans and internally generated revenues. In the case that we are able in the future to engage in investments and acquisitions other than Crumb Rubber Granulator, LLC, we will invest with a view towards capital appreciation by acquiring controlling stakes in our investments consistent with the requirements to avoid becoming a registered investment company under the Investment Company Act of 1940.

We have neither engaged in any operations nor generated any revenues to date. Our entire activity since inception has been to prepare for our proposed fundraising through an offering of our equity securities.

We estimate that the net proceeds from the sale of the preferred units will be approximately $5,250,000 if the minimum units are sold, and $10,000,000 if the maximum units are sold. The primary purposes of this offering will be to acquire ninety nine and ninety nine hundredths percent (99.99%) of the outstanding equity interest in Crumb Rubber Granulator, LLC and to develop the business of Crumb Rubber Granulator, LLC (currently a nearly wholly owned subsidiary of Flintwood Metals, Inc.). At the time of its acquisition by us, Crumb Rubber Granulator, LLC will own a patent for a comminution apparatus for refining various materials such as waste tires into smaller pieces of a desired size. We also would be buying the prototype machine relating to the patent with the purchase of Crumb Rubber Granulator, LLC. Such prototype machine is currently operational. Crumb Rubber Granulator, LLC is currently not engaged in any operations. Further, Crumb Rubber Granulator, LLC does not own any assets, and will not own any assets until the date of its acquisition with us. The assets we are acquiring with the purchase of nearly all of the issued and outstanding membership interests are the patent relating to the comminution apparatus, the prototype comminution apparatus and startup inventory to granulate. We will not acquire Crumb Rubber Granulator, LLC until Flintwood Metals, Inc. does transfer such assets to Crumb Rubber Granulator, LLC to our satisfaction. We estimate to have the following expenses depending on the amount of net proceeds derived from the sale of the preferred units during the first twelve (12) months:

	Minimum Net Proceeds	Maximum Net Proceeds
Expenses	$5,250,000	$10,000,000
Acquisition of Crumb Rubber Granulator, LLC	$5,000,000	$5,000,000
Capital Expenditures	$112,000	$3,873,000
Expenses in legal and accounting fees relating to our Securities and Exchange Commission reporting obligations	$18,000	$35,000
General working capital that will be used for miscellaneous expenses and reserves	$2,500	$392,000

If we do not have sufficient cash flow to pay our obligations relating to preference payments or your preferred units and common units, we may elect to postpone your request for repurchase of preferred units and/or common units and the payment of accrued but unpaid preference payments until we determine that we have sufficient cash (as determined by the Board of Managers in its sole discretion) subject to the priority in the application of available cash in our Operating Agreement, and we are not prohibited from making such purchases by our agreements or otherwise limited by applicable law. Our Operating Agreement prohibits us from making repurchases on (i) the preferred units until such time that there are no accrued and unpaid preference payments outstanding and (ii) the common units until such time that there are no preferred units and accrued and unpaid preference payments outstanding.

Operating Strategy

Once the acquisition of Crumb Rubber Granulator, LLC is completed, we intend to immediately have Crumb Rubber Granulator, LLC engage in operations for the first time by utilizing the available start-up inventory to start the crumb rubber granulation process and sell the crumb rubber to our customers at the time. We also intend, to immediately make capital investments by buying more crumb rubber granulating machines assuming that the offering raises the maximum or an amount substantially close to the maximum. We estimate that the cost of each machine will be approximately around the $250,000 level. Thus to the extent that the offering is closer to the maximum as opposed to the minimum in raising funds, we would expect to be able to realize the potential of Crumb Rubber Granulator, LLC as we are able to buy machines at a faster pace.

As we buy more crumb rubber granulating machines, we will strive to gain market recognition so that we are able to sell larger volumes of crumb rubber. According to our estimates based on the prototype, we expect to be able to run up to five (5) machines with only two employees. Only one of the two employees needs to be skilled in the crumb rubber granulating process. Further, we estimate that our net profit per machine will exceed $100 per hour.

Once we have established Crumb Rubber Granulator, LLC as a self sustaining viable entity, we expect to position ourselves to make other acquisitions or investments through the offering of additional securities, a financing or through revenues produced by Crumb Runner Granulator, LLC. In relation to future entities that we may purchase, we intend to improve the results of such portfolio companies by leveraging our collective knowledge and resources. Acting as a strategic partner for each of our companies, we will use these collective resources to actively develop and guide the business strategies, operations and management teams of each of our companies. Our resources include the experience and specific expertise of our management team. Our strategy is to:

•	create or identify companies with the potential for innovative products and technologies that promise to enable high growth opportunities;

•	acquire a majority or significant interests in each of the companies in our portfolio;

•	provide strategic guidance, managerial and operational support for our companies; and

•	actively manage our portfolio of companies.

Investment Criteria

Our criteria for companies to form part of our portfolio include, without limitation, (a) companies (or ideas from which companies can be created) with potential for high growth, (b) companies in which we will be able to obtain a significant ownership position in the entity and exert influence over the entity, (c) the sustainable competitive advantage of product or service, (d) the degree to which a potential portfolio entity may benefit from our management and operational resources, (e) the potential of the entity to contribute to the economic development, jobs and social betterment of the in Amish/Mennonite communities, other smaller or rural communities, and small city industrial brown zones throughout the United States.

Acquire Interests in Companies

After we identify an attractive potential portfolio company, we will negotiate the acquisition of a significant equity interest or, in accordance with the directives of our Board of Managers, a majority interest in the company through vehicles such as preferred stock and common stock. As a condition to an acquisition, we will require representation on the company’s Board of Directors or Managers to ensure our ability to actively manage the company. We may structure acquisitions to permit the company’s management and key personnel to retain a minority equity stake in the entity. The companies that become part of our portfolio and our managers and officers will assist in these negotiations and assist in other stages of the investment or acquisition process, including an evaluation of potential portfolio entity due diligence. During our negotiations with potential target companies, we will emphasize the value of our collaborative portfolio, which may give us a competitive advantage over other acquirers in successfully consummating transactions.

Provide Strategic Guidance and Operational Support to Our Portfolio Companies

After we make an investment or acquisition in a portfolio company, we will take an active role in its affairs by providing both strategic guidance and operational support:

•
Strategic Guidance. We intend to provide strategic guidance to our portfolio companies regarding market positioning, business model development, and market trends. In addition, we will advise portfolio entity management and directors on day-to-day management and operational issues.

•
Operational Support. We expect that our portfolio companies as pure start-ups or as first stage development businesses will often have difficulty obtaining senior executive level guidance in the many dimensions successful companies need. We intend to assist our portfolio companies by providing access to our managers and officers who may have specific expertise to guide our companies in (a) sales and marketing, (b) executive recruiting and human resources, (c) finance and (d) business development.

Disposition Strategy

Consistent with our goal to fund and manage start-up and early-stage operating companies that present innovative products and technologies, as well as opportunities to foster economic development and employment opportunities in Amish/Mennonite communities, other smaller or rural communities, and small city industrial brown zones throughout the United States, we intend to achieve liquidity to reinvest the proceeds into other ventures that are consistent with our stated goal. We intend to achieve liquidity when (1) companies in our portfolio have reached a level of maturity that they can sustain themselves on their own and (2) the potential for high growth in capital appreciation and the risk to reward ratio are not attractive to us in relation to the preferred payments we make to our members. We expect that the average life of an investment from us will last from three to five years. We intend to achieve liquidity primarily through dispositions of our investments to third parties. In exceptional circumstances, we may consider conducting an initial public offering.

Effect of Various Accounting Methods on our Results of Operations

The various interests that we intend to acquire in connection with our investments or acquisitions including, without limitation, Crumb Rubber Granulator, LLC will be accounted for under one of three general methods: consolidation, equity method and cost method. The applicable accounting method is generally determined based on our voting interest in an entity.

Consolidation Method. Companies in which we directly or indirectly own more than fifty percent (50%) of the outstanding voting securities are generally accounted for under the consolidation method of accounting. Under this method, a portfolio company’s results of operations will be reflected in our consolidated statements of operations. Participation of the company’s other shareholders or members in the earnings or losses of a consolidated portfolio entity will be reflected in our consolidated statements of operations as minority interests. Minority interests will adjust our consolidated results of operations to reflect only our share of the earnings or losses of the consolidated portfolio entity. Once we acquire Crumb Rubber Granulator, LLC, we expect to account for Crumb Rubber Granulator, LLC under the consolidation method.

Equity Method. Companies whose results we do not consolidate, but over whom we exercise significant influence, will be accounted for under the equity method of accounting. Whether or not we exercise significant influence with respect to a company depends on the evaluation of several factors including, without limitation, representation on the company’s board of directors or managers and our ownership level, which is generally a 20% to 50% interest in the voting securities of the company, including voting rights associated with common, preferred and other convertible instruments in the company. Under the equity method of accounting, a portfolio company’s results of operations will not be reflected within our consolidated statements of operations; however, our share of the earnings or losses of the company will be reflected in the consolidated statements of operations.

The net effect of a company’s results of operations on our net results of operations will be generally the same under either the consolidation method of accounting or the equity method of accounting, as under these methods only our share of the earnings or losses of a portfolio entity will be reflected in our net results of operations in the consolidated statements of operations. We expect that most of our companies will be accounted for under either the consolidation or equity method.

Cost Method. Our investments in companies not accounted for under the consolidation or the equity method of accounting will be accounted for under the cost method of accounting. Under this method, our share of the earnings or losses of these companies will not be included in our consolidated statements of operations.

The presentation of our financial statements may differ from period to period primarily due to whether or not we apply the consolidation method of accounting or the equity method of accounting, as our ownership of a company may increase or decrease depending on our level of ownership in a company.

PROPOSED BUSINESS

Introduction

We are a development stage holding company and intend to use the offering proceeds (1) to purchase ninety nine and ninety nine hundredths percent (99.99%) of the issued and outstanding equity interests of Crumb Rubber Granulator, LLC in exchange for 250,000 of the Series A preferred units offered by us in this offering, (2) to develop the business of Crumb Rubber Granulator, LLC, (3) for general corporate purposes and (4) to position us to execute our longer term strategy to purchase majority stakes in early-stage operating companies that present innovative products and technologies. While the proceeds of this offering will not be directly used to acquire businesses other than Crumb Rubber Granulator, LLC, we envision, once the business of Crumb Rubber Granulator, LLC develops self-sustaining revenues, engaging other investments or acquisitions in the future of (a) established early-stage companies that have already begun operating but may require additional capital to successfully develop their respective markets and business, (b) start-up companies with a product, market, technology, or concept, that presents a compelling opportunity, or (c) early-stage companies that present opportunities for economic growth and development and employment opportunities within Amish/Mennonite communities, other smaller or rural communities, and small city industrial brown zones throughout the United States. We intend to monitor and increase the value of our portfolio companies by providing strategic advice and management and operational input. We expect that future acquisitions will be financed with secondary offerings, loans and internally generated revenues. In the case that we are able to engage in investments and acquisitions other than Crumb Rubber Granulator, LLC, we will invest with a view towards capital appreciation by acquiring controlling stakes in our investments consistent with the requirements to avoid becoming a registered investment company under the Investment Company Act of 1940.

Background of the Scrap Tire Industry

Scrap rubber tires contain a number of marketeable industrial products. However, instead of being treated as a valuable resource most tires are piled up in dumpsites. Only about ten percent of discarded tires are used for landfill. An extremely small percentage of tires are used for commercial applications such as playground equipment or doormats. The remainder of the tires become either mosquito breeding fire hazards accumulating in dumpsites or are used as an alternative fuel. Industry analysts report that there are over 3 billion tires in dumpsites throughout the country. The problem is so acute that some tire retailers pay processors a tipping fee to remove the tires.

The barrier to unlocking the commercial potential of scrap tires has been the inability to economically extract the rubber from the tires. We feel that the prototype machine that we are attempting to purchase has improved the process of converting scrap tires into crumb rubber of higher quality.

Our Business Model Relating to Crumb Rubber Granulator, LLC

Crumb Rubber Granulator, LLC does not engage in any operations currently. However, we believe that the business of Crumb Rubber Granulator, LLC is ready to be operated with the turn of the key of the crumb rubber granulating machine as our acquisition of Crumb Rubber Granulator, LLC will include start-up inventory. Further, we believe that the business of Crumb Rubber Granulator, LLC can support itself as soon as the crumb rubber granulating is started and we are able to sell the crumb rubber. Aside from the units that will be used to acquire the ninety nine and ninety nine hundredths percent (99.99%) of the issued and outstanding equity interests of Crumb Rubber Granulator, LLC, we intend to use the offering proceeds to grow a self supporting business faster by buying more crumb rubber granulator machines based on the prototype and the patent owned by Crumb Rubber Granulator, LLC. We intend to buy as many crumb rubber granulating machines as the market dictates which we estimate that it well exceeds the maximum number of machines that we can purchase if we raise the maximum amount in connection with this offering. Each crumb rubber granulator machine costs about $250,000 to manufacture.

Once we are able to buy more crumb rubber granulator machines, we will be able to sell granulated rubber on a larger scale. Although currently we nor Crumb Rubber Granulator, LLC do not have any customers, we are confident that there will be customers willing and able to buy our crumb rubber based on (1) oral expressions of interest from potential customers and (2) the demand for crumb rubber by the marketplace. According to Scrap Tire News Online, the demand in North America for crumb rubber is estimated at 612 million pounds for various uses and applications including, without limitation, asphalt modification, molded products, automotive products, sport surfacing, rubber/plastic blends, construction, surfaces, animal bedding and others. According to the Division of Recycling & Litter Prevention of the Ohio Department of Natural Resources, 996 million pounds of crumb rubber were used in the United States and Canada in 2001.

Once we have developed and established the Crumb Rubber Granulator, LLC brand in the marketplace, we will have to decide whether we want to (a) maintain exclusivity over what we believe is the unique crumb rubber granulator process that will be owned by Crumb Rubber Granulator, LLC at the time of its acquisition and keep generating revenue by expanding operations and selling granulated crumb rubber, (b) franchise the business of Crumb Rubber Granulator, LLC or (c) sell crumb rubber granulator machines as Crumb Rubber Granulator, LLC will own the United States patent relating to the machines at the time of its acquisition by us (US Patent No.: US 7,182,285 B1).

The Patent

On the day of its acquisition by us, Crumb Rubber Granulator, LLC will own US Patent No.: US 7,182,285 B1 which was granted on February 27, 2007 to Flintwood Metals, Inc. We believe that the patent that will be owned by Crumb Rubber Granulator, LLC, which is the basis for the crumb rubber granulator prototype owned by Crumb Rubber Granulator, LLC, will revolutionize the crumb rubber producing industry. All crumb rubber granulator machines invented or owned previous to the patent that will be owned by Crumb Rubber Granulator, LLC have one major setback which may vary according to the machine.

Some crumb rubber granulating machines are designed to remove the beads out of the scrap tire so that the rest of the tire can be granulated in another machine. The problem with this approach is that the beads contain a significant amount of rubber which leads to a high level of rubber waste and disposal costs. Further, another machine is used to further the comminuting of the scrap tire.

Another set of crumb rubber granulating machines employ shredding or slicing methods, and grinding methods. Conventional rubber recycling grinders typically contain a pair of counter rotating, parallel rollers with a small separation between them and/or interacting teeth axially spaced along the rollers. Material to be ground is forced between the rollers and sheared by interaction of the teeth. The cutting elements of one roller extend into spaces between the cutting elements on the opposing roller so that the cutting elements interact to cut rubber as it is fed into the spacer. Such machines are designed to reduce whole tires to chips on the order of three inches space. Two limitations of shredding/slicing technology are the inability of such machines to further reduce tire chips to crumb rubber and that the wire beads must typically be removed prior to shredding since the heavy wire common in tire beads will dull or damage the cutting edges which increases maintenance requirements on the machine. Additionally, the machines require large amounts of energy to overcome the resiliency of the rubber and break the rubber into smaller pieces making them expensive to operate.

The innovation relating to the patent granted to Flintwood Metals, Inc. and that will be owned by Crumb Rubber Granulator, LLC improves on existing technology by providing a single apparatus capable of reducing scrap tires, in whole or in shredded form, to crumb rubber on the order of 6 to 10 mesh size, or smaller, free of wire and fiber. Further, the apparatus has the ability to accommodate all parts of the scrap tire, including belting and beads, without damaging the apparatus. Therefore, the apparatus eliminates the traditional source of rubber wastage compared to other granulators by grinding the rubber in the bead area along with the rest of the scrap tire. The apparatus has other features common in the crumb rubber industry and advantages over other crumb rubber granulating machines:

•	the crumb size is adjustable by adjusting the gap between the close-off skirts on the cutting heads;

•	larger diameter cutting heads may be used to enable the apparatus to granulate larger-size input material without affecting its ability to produce crumb rubber of a desirable size;

•
the apparatus enables the time between maintenance operations to be increased by (1) utilizing rectangularly shaped cutting bars that are designed to withstand high stresses and (2) performing comminution with square-edge bars which are more resistant to wear and damage than conventional knife-edge cutting elements (time is saved by eliminating the need to separate material prior to inserting into machine and by increasing the time the cutting bars will effectively grind the material before requiring edge sharpening);

•
the apparatus minimizes the power input requirement for the apparatus to control capital and operating costs by having one of the cutting heads contain one more cutting blade over the other cutting head which causes the magnitude of the force created as material sheared between the cutting bars to be distributed over a small interval of time rather than instantaneously as in other machines;

•
by lowering the input power the apparatus reduces the heat input into the rubber process material which eliminates the need for an elaborate cooling system for the process material while it is within the area of the working cutting heads; and

•
the apparatus employs the “ambient” (refers to room temperature) process of granulating which means that the rubber does not have to be frozen with liquid nitrogen which would make the rubber unusable for certain applications in the marketplace.

Our Longer Term Operating Strategy

Our longer term operating strategy is to act as a long-term partner for each of the companies that become part of our portfolio, and use the knowledge and resources of our managers, officers and possibly our members to actively develop the business strategies, operations and management teams of each of the companies under management in our portfolio. Our resources include the experience and specific expertise of our management team as well as the potential experience and specific expertise some of our members. Our strategy is to:

•	create or identify companies with the potential for innovative products and technologies that will enable high growth opportunities;

•	acquire significant interests in such companies for our portfolio;

•	provide strategic operational support for our managed companies; and

•	actively manage our portfolio companies.

Members of our management team and Board of Managers have extensive experience in dealing with the Amish and Mennonite community which we believe will enable us to identify the more attractive opportunities for investment and acquisitions. All of our current management team belong to the Amish and Mennonite community. Thus, our management team has well-established relationships which we believe will assist us in achieving our business goals.

We will target early stage and developing companies within mostly the Amish/Mennonite community, but also in other small or rural communities, as those entities that we believe provide the best opportunities for growth, economic development and potential to become general centers of employment. We anticipate that most investments and acquisitions will be in start-up or early stage-companies that have limited operating histories. Thus, one of our main criteria for the selection of companies in addition to the criteria already highlighted in page 36 will be the management team’s potential for creating significant sales and earnings, as well as the ease and likelihood of achieving liquidity within our targeted time frame. We will seek to identify companies or entrepreneurs that have extraordinary opportunities in the markets they serve or that have devised innovative products, services, or ways of doing business that afford them a distinct advantage. In addition, we will seek investments in and acquire companies that address a large, unfulfilled market demand with long-term, high-growth prospects and that can reasonably expect to achieve and maintain significant market share through the marketing and/or creation of products, services, or ways of doing business that afford them a distinct advantage.

In the context of our potential investments, we believe in actively managing and maintaining a high level of involvement and influence in the companies that we invest in and acquire as an important factor in achieving financial success. In our investments, we will attempt to accomplish that influence through maintaining a majority or significant ownership position, having a presence on the board of directors (or managers), contractual rights, having our personnel become part of the management of the portfolio company where appropriate, and/or developing close working relationships with other members of the company management. To this end, we intend to focus on investments in which we have the opportunity to become a partner in the building of the portfolio entity, and will advise such portfolio entity regarding important decisions affecting its business, including marketing, product development and production recruiting key personnel, securing equity and debt financing, identifying potential strategic partners or acquisition targets, and crafting an exit strategy for us.

In the context of our potential acquisitions, we will maintain a high level of involvement and influence by having a majority presence on the board of directors (or managers), actively managing the company by becoming officers of the portfolio company, and keeping a close relationship with the acquired business’ management. We will evaluate each member of the board of directors (or managers) and of management to detect any weaknesses in those fronts and substitute personnel as we may deem beneficial. Similarly as in the investment context, we intend to focus on investments in which we have the opportunity to become a partner in the building of the portfolio entity, and will advise such companies regarding important decisions affecting their business, including recruiting key managers, securing equity and debt financing, identifying potential strategic partners or acquisition targets, and crafting an exit strategy for us.

Our Management Team

Our management team is currently comprised of John M. Sensenig, who will be our President, Treasurer and member of each of the Audit, Feasibility, Market and Technical Services Committee. John M. Sensenig and his family are members of the Amish/Mennonite community. Mr. Sensenig has experience in running businesses that are part of the general community for over thirty (30) years. He also has been a co-founder or principal of many business ventures such as Everlast Roofing, Inc. He also works extensively with accountants, engineers, human services and inventors. Mr. Sensenig has formal education until the eighth grade and regularly attends seminars on marketing, managing and maintains continuing professional education in accounting.

If the offering is successful, Carl L. Smith, a certified public accountant, will chair our Audit Committee, but he will not be a part of our Board of Managers. He has worked in the accounting field over 18 years. Mr. Smith has been employed by Group Support Inc. since November 2001 as an accountant. He previously worked with New World Pasta Company as an assistant controller from February 1999 to 2001. Mr. Smith also worked in similar capacities for Hershey Pasta & Grocery Group, Hershey Foods Corporation and Hershey Chocolate Company.

If the offering is successful, Wayne Hoover will become a member of the Audit, Feasibility, Market and Technical Services Committees. Within the national Amish/Mennonite community, Mr. Hoover is known as a businessman skilled in sales and marketing. Mr. Hoover is Mr. Sensenig’s son-in-law.

If the offering is successful, Ion Ramer will become a member of the Feasibility, Market and Technical Services Committees. Within the Amish/Mennonite community in the states of Indiana and Pennsylvania, Mr. Ramer is known for his expertise in servicing high end sewing machines and providing guidance in refrigeration repairs and assisting with technical equipment setups. Mr. Ramer is Mr. Sensenig’s son-in-law.

Board of Managers Committees

We have established the following committees to enable us to operate efficiently:

•
Audit Committee will review, act on and report to our Board of Managers with respect to various auditing and accounting matters, including the recommendation of our auditors, the scope of our annual audits, fees to be paid to the auditors, and also evaluate the performance of our independent auditors and our accounting practices. The Audit Committee will monitor compliance on a quarterly and annual basis with the terms relating to this offering. If any noncompliance is identified, then the audit committee will have the responsibility to immediately take all action necessary to rectify such noncompliance or otherwise cause compliance with the terms of this offering. The Audit Committee has adopted an Audit Committee Charter that is being filed with the registration statement of which this prospectus is a part as Exhibit 99.3;

•	Feasibility Committee will provide feasibility studies for the potential investments and acquisitions;

•	Idea Committee will have the task to find and locate ideas for investments and acquisitions;

•	Market Committee will provide in-depth market studies for the business of Crumb Rubber Granulator, LLC, potential investments and acquisitions; and

•
Technical Services Committee will oversee accountability, conduct, a code of ethics, technical support to us, Crumb Rubber Granulator, LLC and to the entities with which we are able to engage in business combinations by providing legal and accounting services, Securities and Exchange Commission oversight, engineering services, tax return preparation, coordinating new project developments with the proper committees.

Effecting Investments and Acquisitions

General

Investors of this offering and prospective investors will invest in us without an opportunity to evaluate the specific merits or risks of any one or more investments or acquisitions. These risks include time delays, significant expense, loss of voting control and compliance with various federal and state securities laws. While we may seek to effect investments and acquisitions with more than one business, we will probably have the ability, as a result of our limited resources, to only effect limited investments and acquisitions.

We have only identified Crumb Rubber Granulator, LLC for acquisition

To date, we have only selected Crumb Rubber Granulator, LLC for acquisition purposes. Although we will not use the proceeds of this offering to effect other acquisitions, we will have virtually unrestricted flexibility in identifying and selecting a prospective acquisition or investment candidates. Accordingly, there is no basis for investors in this offering to evaluate the possible merits or risks of the business with which we may ultimately complete an investment or an acquisition in the future other than Crumb Rubber Granulator, LLC. To the extent we effect an investment or an acquisition with a financially unstable company or an entity in its early stages of development or growth, including entities without established records of sales or earnings, we may be affected by numerous risks inherent in the business and operations of financially unstable and early stage or potential emerging growth companies. Although our management will endeavor to evaluate the risks inherent in a particular business, we cannot assure you that we will properly ascertain or assess all significant risk factors.

Sources of businesses for future acquisitions

We anticipate that business candidates will be brought to our attention from various members of the Amish and Mennonite communities, who may present solicited or unsolicited proposals. Our officers and managers may also bring investment opportunities, acquisition candidates or related deal flow to our attention. While we do not presently anticipate engaging the services of professional firms that specialize in business investments or acquisitions on any formal basis, we may engage these firms in the future, in which event we may pay a finder’s fee or other compensation. In no event, however, will we pay any of our existing officers, managers or members or any entity with which they are affiliated any finder’s fee or other compensation for services rendered to us prior to or in connection with the consummation of a business combination or an investment or acquisition except for reimbursement for out-of-pocket expenses incurred by them in connection with activities on our behalf.

Selection of businesses and structuring of a business combination or investment

Our management will have virtually unrestricted flexibility in identifying and selecting a prospective business. In evaluating a prospective business, our management will consider, among other factors, the following:

•	the potential for high growth;

•	our ability to obtain a significant or majority position in the entity and exert influence over the entity;

•	the degree to which the prospective business may benefit from our portfolio and operational resources;

•	experience and skill of management and availability of additional personnel;

•	management team’s potential for creating significant sales and earnings; experience and skill of management and availability of additional personnel;

•	financial condition and results of operation;

•	potential for economic development impact within the community;

•	opportunities for entrepreneurial development;

•	opportunities for job creation within the Amish and Mennonite community or other smaller and/or rural communities or industrial brown zones;

•	initial, on-going and follow-up capital requirements;

•	potential for establishing employment centers for the general public;

•	competitive position;

•	barriers to entry into other industries;

•	stage of development of the products, processes or services;

•	degree of current or potential market acceptance of the products, processes or services;

•	proprietary features and degree of intellectual property or other protection of the products, processes or services;

•	regulatory environment of the industry; and

•	costs associated with completing the investment or acquisition.

These criteria are not intended to be exhaustive. Any evaluation relating to the merits of a particular investment or acquisition will be based, to the extent relevant, on the above factors as well as other considerations deemed relevant by our management in effecting investments or acquisitions consistent with our business objectives. In evaluating a prospective business, we will conduct an extensive due diligence review which will encompass, among other things, meetings with incumbent management, where applicable, and inspection of facilities, as well as review of financial and other information which will be made available to us.

The time and costs required to select and evaluate a business and to structure and complete investments or acquisitions cannot presently be ascertained with any degree of certainty. Any costs incurred with respect to the identification and evaluation of a prospective business with which a transaction is not ultimately completed will result in a loss to us and reduce the amount of capital available to otherwise complete other investment or acquisition opportunities. However, we will not pay any finders or consulting fees to our existing members, or any of their respective affiliates, for services rendered to or in connection with investments or acquisition.

We may invest or acquire an operating business even if audited financial statements based on United States generally accepted accounting principles cannot be obtained for such business. Our management believes that the requirement of having available financial information for the business or assets may limit the pool of potential businesses or assets available for acquisition.

Facilities

We maintain our executive offices at 987 Valley View Road, New Holland, Pennsylvania 17557. We consider our current office space adequate for our current operations.

Employees

Upon completion of this offering, we will have three officers, all of will also be members of our Board of Managers. As one of our officers, John M. Sensenig will work full time in (1) managing and operating the business of Crumb Rubber Granulator, LLC and (2) the investigation of suitable targets for investment or acquisition purposes and related studying, negotiating and completing of transactions. Currently, we do not have any employees. Upon the acquisition of Crumb Rubber Granulator, LLC, we will need to hire employees. According to our estimates based on the crumb rubber granulator prototype that is currently owned by Crumb Rubber Granulator, LLC, we expect to be able to run up to five (5) machines with only two employees. Only one of the two employees needs to be skilled in the crumb rubber granulating process.

Periodic Reporting and Financial Information

As a result of registering our preferred units and common units under the Securities Act of 1933, as amended, we will have certain reporting obligations, including the requirement that we file annual and quarterly reports with the Securities and Exchange Commission in accordance with the Securities Exchange Act of 1934, as amended. Our annual reports will contain financial statements audited and reported on by our independent accountants.

Legal Proceedings

To the knowledge of our management, there is no litigation currently pending or contemplated against us or any of our officers or managers in their capacity as such.

MANAGEMENT

Executive Officers and Managers

The following table sets forth certain information with respect to our executive officers and managers as of June 15, 2007:

Name	Age	Position
John M. Sensenig (1) (2) (3) (4) (5)	55	President and Manager
Carl L. Smith (1)	51	Audit Committee Chairman
Wayne Hoover (1) (2) (4) (5)	27	Manager
Ion Ramer (2)(4)(5)	28	Manager

(1) Member of our audit committee.
(2) Member of our feasibility committee.
(3) Member of our idea committee
(4) Member of our market committee.
(5) Member of our technical services committee.

John M. Sensenig. Mr. Sensenig co-founded Community Pioneers, LLC in March 2006 and has served as Chairman of our Board of Managers and President since inception. Mr. Sensenig has been an entrepreneur since 1972 and sole proprietor of various businesses relating to public accounting, research and development, manufacturing, sales, and services, all of which are operated under his true name or registered fictitious names. Mr. Sensenig is also the co-founder, principal or member of the board of directors of various charitable organizations and business ventures such as Lighthouse Vocational Services, Everlast Roofing, Inc. and Pioneer Pole Buildings, Inc., each of which employs more than 100 employees. Except for the sole proprietorships, Mr. Sensenig does not have controlling ownership in any of the companies under his management. Mr. Sensenig is well-known within the Amish/Mennonite community in Pennsylvania and other states, and recognized as an enabler and facilitator of businesses within the community.

Mr. Sensenig (in connection in his role as an officer of Conestoga Log Cabin Leasing Inc.) along with Conestoga Log Cabin Leasing, Inc. entered into a settlement with Pennsylvania Securities Commission on or about January 3, 2006 in relation to placing advertisements in church newsletters soliciting funds in exchange for notes from Conestoga Log Cabin Leasing, Inc. at different rates of return and maturities. In connection with the settlement, Mr. Sensenig and Conestoga Log Cabin Leasing, Inc. are permanently barred from the offering or selling securities in the State of Pennsylvania, except pursuant to a valid registration statement declared effective by the Pennsylvania Securities Commission under either Section 205 or 206 of the Pennsylvania Securities Act of 1972. Further, the Pennsylvania Securities Commission imposed sanctions on each of Mr. Sensenig and Conestoga Log Cabin Leasing, Inc. including (i) the payment of an amount which represents investigative and legal costs, (2) the payment of an amount which represents an administrative assessment and (3) compliance with Pennsylvania Securities Act of 1972, and in particular Section 201 of the Pennsylvania Securities Act of 1972.

Carl L. Smith. Mr. Smith intends to join Community Pioneers, LLC upon a successful offering as a member and chair of the Audit Committee. Although Mr. Smith will be a member of the Audit Committee, Mr. Smith will not be a member of the Board of Managers. From November 2001 to present, Mr. Smith has served as a Certified Public Accountant for Group Support, Inc. Prior to joining Group Support, Inc., Mr. Smith was an Assistant Controller for New World Pasta Company from February 1999 to October 2001. Before joining New World Pasta Company, Mr. Smith served as Operations Analysis and Budgeting Analysts from June 1998 to January 1999. Mr. Smith holds a MBA from Shippensburg University of Pennsylvania and a Bachelor of Business Administration from Pennsylvania State University.

Wayne Hoover. Mr. Hoover co-founded Community Pioneers, LLC in March 2006, is one of the members of our Board of Managers and intends to join Community Pioneers, LLC upon successful completion of this offering. Mr. Hoover is known nationally in the Amish/Mennonite community as a business person skilled in marketing and sales of woodworking and woodworking machinery product lines. Mr. Hoover has owned for over the last five years and still owns HM Interiors, a sole proprietorship which is an interior building components business. Mr. Hoover also operates Conestoga Wood Machinery, a woodworking machinery business, a sole proprietorship of John M. Sensenig. For more than five (5) years, Mr. Hoover has been supplying woodworking shops with specialized woodworking machines and supplies.

Ion Ramer. Mr. Ramer intends to join Community Pioneers, LLC upon successful completion of this offering. Mr. Ramer is known within the Amish/Mennonite communities in Indiana and Pennsylvania for his expertise in technical and mechanical areas, such as commercial and agricultural refrigeration repairs, technical equipment setups such as hydraulics, pneumatics, sound systems, machining, metal fabrication, fuel pump systems, and machine electronic system designs, and servicing technical equipment such as high end sewing machines. Mr. Ramer has owned for over the last five years and still owns IR Repairs, a sole proprietorship. Further, Mr. Ramer has been specializing in technical, electrical and mechanical solutions.

Board of Managers Composition

Upon successful completion of the offering, our Board of Managers will consists of three (3) managers: (i) Mr. Sensenig, (ii) Mr. Hoover, and (iii) Mr. Ramer. Each manager serves a term of one (1) year as provided in our Operating Agreement. Each manager serves the term for which he was elected until the election and qualification of his successor or until his earlier resignation or removal. We expect to add additional managers as necessary to comply with any applicable rules of the Securities and Exchange Commission.

Board Committees

The Board of Managers has formed the following committees:

•
The Audit Committee of our Board of Managers reviews, acts on and reports to our Board of Managers with respect to various auditing and accounting matters, including the recommendation of our auditors, the scope of our annual audits, fees to be paid to the auditors, and also evaluates the performance of our independent auditors and our accounting practices. The Audit Committee will monitor compliance on a quarterly and annual basis with the terms relating to this offering. If any noncompliance is identified, then the audit committee will have the responsibility to immediately take all action necessary to rectify such noncompliance or otherwise cause compliance with the terms of this offering. The Audit Committee has adopted an Audit Committee Charter that is being filed with the registration statement of which this prospectus is a part as Exhibit 99.3. The Board of Managers has determined that Mr. Smith will be the “audit committee financial expert” of the Audit Committee. However since we are not listing our securities in any exchange, the Board of Managers cannot determine whether Mr. Smith is independent because independence for audit committee members is defined by the exchange where a security is listed.

•	The Feasibility Committee will provide feasibility studies for the potential investments and acquisitions.

•	The Idea Committee will have the task to find and locate ideas for investments and acquisitions.

•	The Market Committee will provide in-depth market studies for the business of Crumb Rubber Granulator, LLC, potential investments and acquisitions.

•
The Technical Services Committee will oversee accountability, conduct, a code of ethics, technical support to us, Crumb Rubber Granulator, LLC and to the entities with which we are able to engage in business combinations by providing legal and accounting services, Securities and Exchange Commission oversight, engineering services, tax return preparation, coordinating new project developments with the proper committees.

Manager Compensation

Managers will not receive any compensation for their services on the Board of Managers throughout the first twelve (12) months of our operations, but they are reimbursed for expenses incurred in connection with attendance at Board of Managers’ meetings. We reserve the right to pay reasonable compensation to our managers after December 31, 2007.

Executive Compensation

No executive officer, manager or initial member, nor any of their respective affiliates, has received cash compensation for services rendered prior to this offering. No finder’s and consulting fees will be paid to our executive officers, managers or initial members, or any of their respective affiliates, for services rendered prior to or in connection with an investment or acquisition. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable investment or acquisition possibilities. There is no limit on the amount of these out-of-pocket expenses and there will be no review of the reasonableness of the expenses by anyone other than our Board of Managers, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged. Since our managers cannot be deemed “independent” because we are not listing securities in an exchange, we will not have the benefit of independent managers examining the propriety of the expenses incurred in our behalf and subject to reimbursement, or monitoring our compliance with the terms of this offering. In addition, we have no ability to determine the remuneration, if any, will be paid to our current management and officers prior to or after we engage in investments and acquisitions of entities. The following table sets forth all compensation expected to be received by our president and each of the three other most highly compensated executive officers for services rendered to us in all capacities during the year that will end on December 31, 2007 assuming that we do not engage in any investments or acquisitions. We reserve the right to pay reasonable compensation to our executive officers after December 31, 2007.

Summary Compensation Table

	Annual Compensation				Long Term Compensation Awards
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation	Securities Underlying Options (#)
John M. Sensenig President and Manager	2007	$0	$0	$0	0

Carl L. Smith (1) Member of the Audit Committee	2007	$2000	$0	$0	0

Wayne Hoover Manager	2007	$0	$0	$0	0

Ion Ramer Manager	2007	$0	$0	$0	0

(1) Carl L. Smith is not one of our managers.

Employment Agreements

We do not have any employment agreements with our named executive officers.

We have an agreement with Mr. Sensenig that restricts him from forming other companies engaged in businesses similar to or competitive with us until at least seventy percent (70%) of the funds raised in this offering are invested.

Limitation of Liability and Indemnification Matters

Our Operating Agreement limits the personal liability of our managers for monetary damages to the fullest extent permitted by the Pennsylvania Limited Liability Company Law of 1994. Under the Pennsylvania Limited Liability Company Law of 1994, a manager’s liability to a company or its members may not be limited for acts or omissions that involve willful misconduct or recklessness.

Our Operating Agreement also authorizes us to indemnify our “agents” by agreement or otherwise, to the fullest extent permitted by law. Pursuant to this provision, our Operating Agreement provides for indemnification of our managers, officers and employees. In addition, we may, at our discretion, indemnify persons whom we are not obligated to indemnify.

Our Operating Agreement, may require us to, among other things, indemnify these managers or executive officers (other than for liability resulting from willful misconduct or recklessness), to advance expenses to them as they are incurred, provided that they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification, and to obtain managers’ and officers’ insurance if available on reasonable terms. Section 8945 of the Pennsylvania Limited Liability Company Law of 1994 and our Operating Agreement make provision for the indemnification of officers, managers and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to managers, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

We are not aware of any pending litigation or proceeding involving our managers, officers, employees or agents in which indemnification will be required or permitted. Moreover, we are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification. We believe that the foregoing indemnification provisions and agreements are necessary to attract and retain qualified persons as managers and executive officers.

Code of Ethics

We have a Code of Ethics that applies to everyone that is employed by us, and is being filed with the registration statement of which this prospectus is a part as Exhibit 14.1.

Conflicts of Interest

Investors should be aware of the following potential conflicts of interest:

•
Our officers and managers may allocate their time to other businesses, thereby causing conflicts of interest in their determination as to how much time to devote to our affairs. This could have a negative impact on our ability to consummate investments or acquisitions.

•
Our officers and managers are not required to, and will not, commit their full time to our affairs, which may result in a conflict of interest allocating their time between our operations and other businesses. We do not intend to have any full time employees prior to the consummation of the Crumb Rubber Granulator, LLC acquisition. Each of our officers are engaged in several other business endeavors and are not obligated to contribute any specific number of hours per week to our affairs. Further, their other business affairs could require them to devote more substantial amounts of time to such affairs in excess of their current commitment levels, thereby limiting their ability to devote sufficient time to our affairs. This could have a negative impact on our ability to consummate a business combination. We cannot assure you that these conflicts will be resolved in our favor.

•
One of our managers, John M. Sensenig, owns 1,999,999 of our common units. The personal and financial interests of John M. Sensenig may influence his motivation in identifying and selecting businesses and completing investments and acquisitions in a timely manner. Consequently, John M. Sensenig’s discretion in identifying and selecting suitable businesses may result in a conflict of interest when determining whether the terms, conditions and timing of a particular business combination are appropriate and in our members’ best interest.

•
Our officers and managers may be involved with other enterprises. To the extent that we decide to invest in or acquire such enterprises, conflicts may arise in matters relating to the decision of investing in or acquiring such enterprises, timing of investment or acquisition, control over investment or acquired enterprise and exit strategies for us, among other activities.

•
John M. Sensenig owns (1) 1/3 of all the issued and outstanding common stock of Flintwood Metals, Inc., the current parent of Crumb Rubber Granulator, LLC and (2) one hundredths percent (.01%) of all the issued and outstanding equity interests of Crumb Rubber Granulator, LLC.

•
John M. Sensenig will retain his one hundredths percent (.01%) ownership of all of the issued and outstanding equity interests of Crumb Rubber Granulator, LLC upon the consummation of our acquisition of the ninety nine and ninety nine hundredths percent (99.99%) of all the issued and outstanding equity interests of Crumb Rubber Granulator, LLC.

PRINCIPAL HOLDERS OF COMMON UNITS

The following table sets forth information with respect to the beneficial ownership of our common units as of June 15, 2007, and as adjusted to reflect the sale of common units offered in this offering (assuming that all preferred units sold in this offering are immediately converted into preferred units) for:

•	each person (or group of affiliated persons) who is known by us to beneficially own more than 5.0% of our common units;

•	each of our managers;

•	each of our named executive officers; and

•	all of our managers and executive officers as a group.

		Percent of Shares Outstanding
	common units Beneficially Owned (1)(6)	Before Offering	After Offering if Minimum is Raised (2)		After Offering if Maximum is Raised (3)
John M. Sensenig (5)	1,999,999	100%	88.4%		80%
Wayne Hoover (5)	1	0%	0	%(4)	0	%(4)
Carl L. Smith	0	0%	0%		0%
Ion Ramer	0	0%	0%		0%
All managers and officers as a group (4 persons) (1)	2,000,000	100%	88.4%		80%

(1)	The group consists of John M. Sensenig, Carl L. Smith, Wayne Hoover and Ion Ramer.

(2)	Calculation assumes that investors would immediately convert their 262,500 preferred units into 262,500 common units.

(3)	Calculation assumes that investors would immediately convert their 500,000 preferred units into 500,000 common units.

(4)	Less than one percent (1%).

(5)
John M. Sensenig and Wayne Hoover are subject to lock-up agreements in which each of them cannot sell common units within the next two (2) years after the date this registration statement becomes effective with the Securities and Exchange Commission. Further, each of John M. Sensenig and Wayne Hoover will not be able to sell back to us their common units until such time that all preferred units outstanding have been redeemed by us.

(6)	The Company has not issued any preferred units before this offering.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In March 2006, we issued 2,000,000 common units to the individuals set forth below for an aggregate amount of $25,000 in cash, at an average purchase price of approximately $0.00025 per common unit, as follows:

Name	Number of common units	Relationship to Us
John M. Sensenig	1,999,999	President and Manager
Wayne Hoover	1	Manager

In connection with this offering, John M. Sensenig and Wayne Hoover shall be subject to a two year lock up agreement in which each has agreed that they shall not trade or sell their respective common units. In addition, each of John M. Sensenig and Wayne Hoover will not be able to sell back to us their common units until such time that all preferred units outstanding have been redeemed by us. Further, John M. Sensenig and Wayne Hoover are not entitled to require us to register their common units. Finally, John M. Sensenig and Wayne Hoover do not have any other registration rights or “piggy-back” registration rights.

Each of Wayne Hoover and Ion Ramer is a son-in-law of John M. Sensenig.

John M. Sensenig will contribute all the costs and expenses relating to this prospectus and offering except for the contribution made by Wayne Hoover in respect to his purchase of one common unit.

We will reimburse our officers and managers for any out-of-pocket business expenses incurred by them in connection with certain activities on our behalf such as identifying and investigating possible target businesses for investment or acquisition. There is no limit on the amount of accountable out-of-pocket expenses reimbursable by us, which will be reviewed only by our Board of Managers.

Other than the reimbursable out-of-pocket expenses payable to our officers and managers, no compensation or fees of any kind, including finders and consulting fees, will be paid to any of our existing members, officers or managers who owned our common units prior to this offering, or to any of their respective affiliates for services rendered to us prior to or with respect to an investment or acquisition.

After the consummation of the Crumb Rubber Granulator, LLC acquisition, if any, to the extent our management remains as officers of the resulting business or businesses, we anticipate that our officers and managers may enter into employment agreements, the terms of which shall be negotiated.

All ongoing and future transactions between us and any of our officers and managers or their respective affiliates, including loans by our officers and managers, will be on terms believed by us to be no less favorable than are available from unaffiliated third parties and such transactions or loans, including any forgiveness of loans, will require approval in each instance by a majority of the members of our Board of Managers who do not have an interest in the transaction, if any, who had access, at our expense to independent legal counsel.

DESCRIPTION OF OUR SECURITIES

General

Upon the closing of this offering, our authorized capital stock will consist of 2,500,000 common units, without par value and 500,000 preferred units, without par value. Our Operating Agreement allows our Board of Managers to issue and redeem, an unlimited number of membership units of any class or series.

In the case of our liquidation, dissolution or winding up, after payment of all of our obligations to creditors, the preferred units generally shall have preferential rights in distributions, dividends or payments over the common units. Our available cash will be applied to the preferred units and common units in the following order of priority:

•
First, to the accrued and unpaid preference payments on preferred units which we have been requested to repurchase, and if cash available for distribution is insufficient to pay all such amounts, we will make payments in account of such preferred units in the order of the date that such repurchases were requested (and ratably among such preferred units having the same date of repurchase request).

•
Second, to the accrued and unpaid preference payments on those preferred units that had not been tendered for repurchase before the liquidation event, and if cash available for distribution is insufficient to pay all such amounts, ratably among such preferred units.

•
Third, to the repurchase of the preferred units which we have been requested to repurchase, and if cash available for distribution is insufficient to pay all such amounts, we will make such distributions in the order of the date that such repurchases were requested, and ratably among preferred units having the same repurchase request date.

•
Fourth to the repurchase of the preferred units from holders that had not been tendered for repurchase before the liquidation event, and if cash available for distribution is insufficient to pay all such amounts, ratably among such preferred units.

•
Fifth, to the repurchase of common units which we have been requested to repurchase, and if cash available for distribution is insufficient to pay all such amounts, we will make such distributions in the order of the date that such repurchases were requested, and ratably among common units, having the same repurchase request date.

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Sixth to the repurchase of the common units from holders that had not been tendered for repurchase before the liquidation event, and if cash available for distribution is insufficient to pay such amounts, ratably among such common units.

The preferred units will be issued in book entry or uncertificated form. Except under limited circumstances, the common units will not be evidenced by certificated securities or negotiable instruments.

common units

As of June 15, 2007, there were 2,000,000 common units outstanding held by two (2) holders of record. All outstanding shares of common units are, and the common units to be issued in this offering will be, fully paid and nonassessable. As a result of the offering, we have 500,000 common units authorized but not outstanding that will be issued to those investors that convert their preferred units and accrued but unpaid preference payments into common units. The conversion rate is one common unit for one preferred unit plus one common unit for every $20 of accrued but unpaid preference payments relating to the preferred units. This conversion rate is subject to customary anti-dilution protections in case that we authorize and issue additional common units over the 2,500,000 common units currently authorized while any preferred unit is outstanding. Fractional common units will be issued to those investors who convert fractional preferred units and unpaid but accrued preference payments in which such preference payments in the aggregate is not a multiple of the number twenty (20).

Holders of common units are entitled to one vote per unit on all matters to be voted upon by common unit holders. Holders of fractional common units are entitled to vote the number of common units that correspond to their fraction. In accordance with Pennsylvania law, the affirmative vote of a majority of the common units represented and voting at a duly held meeting at which a quorum is present (which units voting affirmatively also constitute at least a majority of the required quorum) shall be the act of the holders of common units. The common units have no preemptive rights, no redemption or sinking fund provisions, and are not liable for further call or assessment.

The holders of common units are entitled to receive dividends or distributions when and as declared by the Board of Managers out of funds legally available for distribution. We currently intend to retain all future earnings for the operation and expansion of our business and do not anticipate paying cash distributions or dividends on the common units in the foreseeable future.

Holders of common units may request repurchase of the common units by us, and we will be able to honor such a request as long as (i) we have cash available, (ii) such repurchase does not violate any agreements or law that may apply to us, and (iii) there are no accrued and unpaid preference payments and preferred units outstanding.

There is no public market for our common units and we do not intend to apply for listing of the common units on any securities exchange or for quotation of the common units through any automated quotation system.

preferred units

In connection with this offering, we are selling up to 500,000 preferred units at $20.00 each from time to time in four series as described below:

Series of preferred unit	Amount being Registered	Minimum Holding Period	Preference Payment
Series A	350,000	None	6% on an annual basis
Series B	75,000	6 months	7% on an annual basis
Series C	50,000	3 years	8% on an annual basis
Series D	25,000	5 years	9% on an annual basis

The minimum investment level for the purchase of the preferred units is $1000.00. You may purchase fractional preferred units subject to the minimum investment level. You also may choose the denomination of the preferred units including odd amounts subject to the minimum investment level.

Prior to your purchase of preferred units, you will be required to complete a subscription agreement that will set forth the investment amount of your purchase, the terms of the “preferred units” and certain other information regarding your ownership of the preferred units. The form of subscription agreement is filed as an exhibit to which this prospectus is a part.

The preferred units constitute non-voting equity in us subject to Section 8942(b) of the Limited Liability Company Law of 1994 of the State of Pennsylvania which requires the affirmative vote or consent of all the members to (1) amend our certificate of organization or any written provision of our operating agreement, or (2) authorize a manager, member or other person to do nay act on behalf of us that contravenes the certificate of organization or a written provision of the operating agreement, including, without limitation, any provision that expressly limits our purpose, business, affairs or conduct. If the preferred units are entitled to vote on a matter pursuant to the terms of Section 8942(b) of the Limited Liability Company Law of 1994 and our Operating Agreement, the holders of common units would be entitled to one vote per unit on all matters to be voted upon by preferred unit holders. Holders of fractional preferred units are entitled to vote the number of preferred units that correspond to their fraction. The preferred units have no preemptive rights, no redemption or sinking fund provisions, and are not liable for further call or assessment.

In addition to preference payments, the holders of preferred units are entitled to receive dividends or distributions when and as declared by the Board of Managers out of funds legally available for distribution. We currently intend to retain all future earnings for the operation and expansion of our business and do not anticipate paying cash distributions or dividends on the preferred units except for preference payments and any repurchases of the preferred units in the foreseeable future.

You will be entitled to receive preference payments as outlined in the table above on an annual basis unless you purchase Series A preferred units or Series B preferred units in which case you will have the right to receive preference payments every six (6) months. We are obligated to pay your entire investment and the accrued but unpaid preference payments of the outstanding preferred units upon the termination of the minimum holding period of the preferred units, as reflected in the table above, if either (i) such preferred units are not converted into common units or (ii) you choose to discontinue your investment in the preferred units. You may also ask us to purchase back the preferred units at any time after the termination of the minimum holding period. We will able to honor repurchase requests as long as (i) we have cash available, (ii) such repurchase does not violate any agreements or law that may apply to us, and (iii) there are no accrued and unpaid preference payments outstanding.

You may convert the preferred units into our common units at any time at a conversion rate of 1 common unit per 1 preferred unit plus 1 common unit per every and each $20 of accrued but unpaid preference payments relating to the preferred units subject to customary anti-dilution protections in case that we authorize and issue additional common units over the 2,500,000 common units currently authorized while any preferred unit is outstanding.

We may redeem some or all of the preferred units, plus accrued and unpaid preference payments at any time unless you choose to convert all of part of the preferred units into common units, plus accrued and unpaid preference payments into common units, within thirty (30) days of you receiving notice of our intent to redeem.

Upon our consolidation, merger or sale, we will either redeem all of the preferred units or our successor will be required to assume our obligations to pay the repurchase and preference payments of the preferred units.

The preferred units will be issued in book entry or uncertificated form. Except under limited circumstances, the preferred units will not be evidenced by certificated securities or negotiable instruments.

Repurchase and preference payments will be made by check and sent to the address you specify in the Subscription Agreement.

There is no public market for our preferred units and we do not intend to apply for listing of the preferred units on any securities exchange or for quotation of the preferred units through any automated quotation system. Further, you cannot trade the preferred units without our consent pursuant to the Operating Agreement.

Operating Agreement

This section summarizes some of the key provisions of our Operating Agreement in addition to those previously discussed in this prospectus. You should read our Operating Agreement before investing in us as it may grant or limit specific rights that you may have as an investor in us. Our Operating Agreement is hereby incorporated by reference in this prospectus as Exhibit 3.2.

Member Meetings and Voting. The annual member meeting shall be held either in April or May every year. Special meetings of the members entitled to vote may be called by any manager, our President or by one or more members holding ten percent (10%) of the membership units of interest entitled to vote. A quorum in any member meeting exists when a majority of the Membership Units of Interest entitled to vote is represented by person or proxy.

Our Operating Agreement also provides that each membership unit of interest entitled to vote shall count as one vote. Tie votes may not be broken except by negotiation.

Members. An investor can only be admitted as our member if we raise at least $1,000,000 in subscriptions acceptable to us.

Management. We will be managed by our managers. Our managers will exercise all of our powers. Our managers will be elected at our annual meetings by members entitled to vote. An elected manager should serve until the next annual meeting and until his or her successor stands qualified to assume office.

Meetings of the managers may be called by our President, our Secretary or any manager. Regular annual meetings of the managers shall be held without notice and immediately following (and in the same location) as the annual meeting of the members entitled to vote. A quorum in any manager meeting exists when a majority of the managers are present. Managers may take action by unanimous written consent without a meeting.

Indemnification of Management. Each and every agent of ours shall be indemnified against legal expenses, judgments, fines, settlements and other amounts, reasonably incurred by such person after having made or threatened to be made a party to a legal action. We shall not indemnify any agent in any case where the act giving rise to the claim of indemnification is determined by a court to constitute willful misconduct or recklessness. We may make payment of indemnification amounts in advance if expenses are reasonably likely to be incurred by an agent in defense of such action, provided that we receive an undertaking by or on behalf of such agent to repay such indemnification amounts if a court determines that such agent is not entitled to be indemnified by us.

Transfer of Units. A transfer of common units or preferred units may only be made with our consent, which consent generally shall be limited to transfers between members.

Amendments or Modifications to the Operating Agreement. A change or repeal of the Operating Agreement or adoption of a new operating agreement may not be adopted if any member, whether voting or nonvoting, is against its adoption. In connection with an amendment or repeal of the Operating Agreement or adoption of a new operating agreement, every member irrespective of their right to vote must have ample opportunity to be heard.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes the material U.S. federal income tax considerations relevant to the acquisition, ownership and disposition of our units. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury Regulations promulgated thereunder, judicial authority and administrative interpretations, as of the date hereof, all of which are subject to change, possibly with retroactive effect, or are subject to different interpretations. We cannot assure you that the Internal Revenue Service (the "IRS") will not challenge one or more of the tax consequences described herein, and we have not obtained, nor, except as described below under “—Tax Status of the Company”, do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the U.S. federal income tax consequences of acquiring, holding or disposing of the units.

In this discussion, we do not purport to address all tax considerations that may be important to you or a particular holder in light of you or a particular holder’s circumstances, or to certain categories of investors that may be subject to special rules, such as financial institutions, insurance companies, regulated investment companies, tax-exempt organizations, partnerships or other pass-though entities, dealers in securities or currencies, traders in securities electing to mark to market, holders whose functional currency is not the U.S. dollar, U.S. expatriates, persons subject to the alternative minimum tax, or persons who hold the units as part of a hedge, conversion transaction, straddle or other risk reduction transaction. In addition, this discussion does not address the tax considerations applicable to foreign persons such as nonresident aliens, foreign corporations and foreign trusts and estates. If a partnership holds our units, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. If you are a partner or a partnership acquiring the units, you should consult your own tax advisor about the U.S. federal income tax consequences of acquiring, holding and disposing of the units.

This discussion deals only with units that will be held as capital assets (within the meaning of section 1221 of the Code) and is only addressed to persons who purchase units in this offering. This discussion does not address non-income U.S. federal tax considerations (such as estate and gift tax considerations) and tax considerations arising under the laws of any foreign, state, local or other jurisdiction.

YOU SHOULD CONSULT YOUR OWN TAX ADVISORS IF YOU ARE CONSIDERING THE PURCHASE OF THE UNITS REGARDING THE APPLICATION OF THE U.S. FEDERAL TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF STATE, LOCAL OR FOREIGN TAX LAWS AND TAX TREATIES.

Tax Status of the Company

Treasury Regulations under Section 7701 of the Code provide that a domestic business entity other than a "corporation," which has more than one owner, may elect whether to be treated as a partnership or as an association (taxable as a corporation) for federal income tax purposes. Section 301.7701-2 of the Treasury Regulations defines a "corporation" to include corporations denominated as such under applicable law, associations, joint stock companies, insurance companies and other similar entities. Under a default rule in the Treasury Regulations, a limited liability company, which is formed under a state statute, and which has more than one member, is treated as a partnership for federal income tax purposes unless such entity affirmatively elects to be treated as an association taxable as a corporation.

To qualify as a partnership for tax purposes, we cannot be a publicly traded partnership under Section 7704 of the Code. Generally, Section 7704 provides that a partnership will be a “publicly traded partnership” and will be taxed as a corporation if its interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof.

We will seek to avoid being treated as a publicly traded partnership. We do not intend to list the units on any established securities market. The Treasury Regulations provide that our units will not be tradable on a secondary market or the substantial equivalent thereof unless (i) our units are regularly quoted by any person, such as a broker or dealer, making a market in the units, (ii) any person makes available to the public bid or offer quotes with respect to the units and stands ready to effect buy or sell transactions at the quoted prices for itself or on behalf of others, (iii) a holder of units has a readily available, regular and ongoing opportunity to sell or exchange the units through a public means of obtaining and providing information of offers to buy, sell or exchange units, or (iv) prospective buyers and sellers otherwise have the opportunity to buy, sell, or exchange units in a time frame and with the regularity and continuity that is comparable to that described in clauses (i) - (iii) above.

The Treasury Regulations contain a number of “safe harbors” under which interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof. While the failure to satisfy such safe harbors is disregarded in determining if an entity is a publicly traded partnership, in the absence of such safe harbors we would have to rely upon the general language cited above to avoid publicly traded partnership tax status. In this regard, with limited exceptions, our Operating Agreement prohibits any transfers of units without consent of our managers and provides that our managers will not approve any such transfers if they do not fall within certain safe harbor provisions of the Treasury Regulations for transfers that are deemed not to involve trading. However, it is uncertain whether redemptions and continuing offers of our units in accordance with our Operating Agreement will satisfy all of the requirements necessary to comply with the Treasury Regulations’ safe harbors. It is, therefore, uncertain at this time whether we will satisfy such safe harbors and whether we will be treated as a publicly traded partnership taxable as a corporation.

Given the uncertainty as to our status as a publicly traded partnership, we intend to seek a private letter ruling from the IRS on this issue promptly following the initial closing of the sale of our preferred units. If we are unable to obtain such a ruling within a reasonable time frame, we will elect to be treated as an association taxable as a corporation in order to resolve the uncertainty and to avoid the risk of being retroactively classified as a publicly traded partnership by the IRS on audit. Given the inherently factual nature of this issue, there can be no assurance that we will be able to obtain a favorable letter ruling from the IRS. Therefore, you should understand that there is a significant risk that we will become subject to taxation as a corporation with the consequences described below under “—Consequences if We are Taxed as a Corporation.”

Consequences if We are Taxed as a Partnership

General

As described above under “—Tax Status of the Company”, we intend to seek a private letter ruling from the IRS that we will not be a publicly traded partnership. If we obtain such a ruling, we will be treated as a partnership for federal income tax purposes. That means that we will not pay any federal income tax and the holders of units such as you will pay tax on their respective shares of our net income.

The discussion below assumes that we are taxed as a partnership:

Tax Treatment of Our Operations; Flow-Through of Taxable Income and Loss.

If we are taxed as a partnership, we would pay no federal income tax. Instead, as members, the holders of our units would be required to report on their income tax returns their respective allocable shares of the income, gains, losses and deductions we have recognized without regard to whether cash distributions are received. You may be required to pay tax on income allocated to you by us even though you are unable to redeem your units and no distributions are made to you. In addition, because we may make investments in other companies that are taxed as pass-through entities (e.g. partnerships or limited liability companies) any income allocated to the company by such entities will be included in our income and allocated to you and other investors, without regard to whether we receive any distributions from such companies.

Tax Consequences to Holders of our Units

We have adopted the calendar year for accounting and tax purposes. You, for your taxable year with which or within which our taxable year ends, will be required to report on your own income tax return, your distributive share of our income, gains, losses and deductions regardless of whether you receive any cash distributions from us. We will provide you with an annual Schedule K-1 indicating your share of our income, loss and separately stated components.

Tax Treatment of Distributions

Distributions made by us to you will not be taxable to you for federal income tax purposes as long as the amount of such distributions does not exceed your basis in your units immediately before the distribution. Cash distributions in excess of unit basis will be treated as gain from the sale or exchange of the units under the rules described below for unit dispositions. See “—Tax Consequences on Dispositions of Units.” Amounts received by you upon a partial redemption of units will be treated as a distribution, as described above.

A non-pro rata distribution of money or property may result in ordinary income to you, regardless of your tax basis in your units, if the distribution reduces the your share of our "unrealized receivables," including depreciation recapture and/or substantially appreciated "inventory items," both as defined in Section 751 of the Code, and collectively, "Section 751 Assets." To that extent, you will be treated as having received your proportionate share of the Section 751 Assets and having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to you. This latter deemed exchange will generally result in your realization of ordinary income. That income will equal the excess of (1) the non-pro rata portion of that distribution over (2) the holder's tax basis for the share of Section 751 Assets deemed relinquished in the exchange. Any reduction in your share of our liabilities will be treated as a distribution of cash to you. A decrease in your percentage interest in us because of our issuance of additional units may decrease your share of our liabilities and thus result in a corresponding deemed distribution of cash, which may constitute a non-pro rata distribution.

Initial Tax Basis of Units and Periodic Basis Adjustments

Under Section 722 of the Code, your initial basis in your units will be equal to the sum of the amount of money paid for such units. Here, your initial basis in each unit purchased will be $20.

Your initial basis in the units will be increased to reflect your distributive share of our taxable income, tax-exempt income, gains and any increase in your share of our indebtedness, including our distributive share of any such items derived from portfolio companies in which we invest that are taxed as pass-through entities.

The basis of your units will be decreased, but not below zero, by the amount of any cash we distribute to you, whether as a preference payment or as redemption proceeds; the basis of any other property distributed to you; your distributive share of losses and nondeductible expenditures that are "not properly chargeable to capital account;" and any reduction in your share of our debt. Your basis may also be reduced by our distributive share of losses from portfolio companies in which we invest that are taxed as pass-through entities and by any reduction in our share of any such portfolio companies’ debt.

The unit basis calculations are complex. You are only required to compute unit basis if the computation is necessary to determine your tax liability, but accurate records should be maintained. Typically, basis computations are necessary at the following times: the end of a taxable year during which we suffered a loss, for the purpose of determining the deductibility of your share of the loss; upon the liquidation or disposition of your interest in the company; or upon the non-liquidating distribution of cash or property to you, in order to ascertain the basis of distributed property or the taxability of any cash distributed.

Conversions

For federal income tax purposes, you generally will not recognize any gain or loss upon either the conversion of your preferred units (including any accrued and unpaid preference payments) into common units or upon the conversion of any unpaid preference payments into preferred units or common units. Your cumulative basis in all of your units following any such conversion will be the same as before the conversion and the holding period of any units received in any such conversion will include your holding period with respect to any converted units (in the case of conversions of preferred units to common units) or the holding period of the underlying preferred units (in the case of a conversion of unpaid preference payments into preferred units or common units).

Deductibility of Losses; Basis, At-Risk and Passive Loss Limitations

Generally, you may deduct losses allocated to you, subject to a number of restrictions. Your ability to deduct any losses we allocate to you is determined by applying the following three limitations dealing with basis, at-risk and passive losses:

Basis. You may not deduct an amount exceeding your adjusted basis in your units pursuant to Code Section 704(d). If your share of our losses exceeds your basis in your units at the end of any taxable year, such excess losses, to the extent that they exceed your adjusted basis, may be carried over indefinitely and deducted to the extent that at the end of any succeeding year your adjusted basis in your units exceeds zero.

At-Risk Rules. Under the "at-risk" provisions of Section 465 of the Internal Revenue Code, if you are an individual taxpayer, including an individual partner in a partnership, or a closely-held corporation, you may deduct losses from a trade or business activity, and thereby reduce your taxable income from other sources, only to the extent you are considered "at risk" with respect to that particular activity. The amount you are considered to have "at risk" includes money contributed to the activity and certain amounts borrowed with respect to the activity for which you may be liable. To the extent that cash distributions or redemption payments made by us cause your “at risk” amount to be less than zero at the end of any taxable year, you must recapture any losses deducted in prior years.

Passive Loss Rules. Section 469 of the Internal Revenue Code may substantially restrict your ability to deduct losses from passive activities. Passive activities generally include activities conducted by pass-through entities, such as a limited liability company, certain partnerships or S corporations, in which the taxpayer does not materially participate. Generally, losses from passive activities are deductible only to the extent of the taxpayer's income from other passive activities. Passive activity losses that are not deductible may be carried forward and deducted against future passive activity income or may be deducted in full upon disposition of your entire interest in us to an unrelated party in a fully taxable transaction. It is important to note that "passive activities" do not include dividend and interest income that normally is considered to be "passive" in nature. If you borrow to purchase your units, interest expense attributable to the amount borrowed will be aggregated with other items of income and loss from passive activities and subjected to the passive activity loss limitation.

Passive Activity Income

If we are successful in achieving our investment and operating objectives, you may be allocated taxable income from us. To the extent that your share of our net income constitutes income from a passive activity, as described above, such income may generally be offset by your net losses and credits from investments in other passive activities.

Deductibility of Investment Interest Expense

The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of that taxpayer's "net investment income", although interest disallowed as a deduction under this limitation may be carried forward and deducted in later years, subject to the same limitation. Investment interest expense includes interest expense incurred by us (or any pass-through entity in which we invest) attributable to portfolio income.

Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment. In addition, your share of our portfolio income (or any portfolio income of any pass-through entity in which we invest) will be treated as investment income.

Alternative Minimum Tax

Individual taxpayers are subject to an "alternative minimum tax" if such tax exceeds the individual's regular income tax. Generally, alternative minimum taxable income is the taxpayer's adjusted gross income increased by the amount of certain preference items less certain itemized deductions. We may generate certain preference items. Depending on your other items of income, gain, loss, deduction and credit, the impact of the alternative minimum tax on your overall federal income tax liability may vary from no impact to a substantial increase in tax. Accordingly, you should consult with your tax advisor regarding the impact of an investment in us on the calculation of your alternative minimum tax, as well as on your overall federal income tax liability.

Allocations of Income and Losses

Under Section 704(b) of the Code, the IRS will respect the manner in which we allocate our items of income, gain, deduction and loss to you and the other holders of units as long as such allocation either has “substantial economic effect” or is in accordance with “the partners’ interests in the partnership.” Our operating agreement does not specify the manner in which our tax items will be allocated. Instead, the operating agreement requires that our managers allocate our tax items in a manner that as closely as possible gives economic effect to the redemption and distribution provisions of the operating agreement. While our managers will attempt to allocate our tax items in a manner that complies with the Treasury Regulations under Section 704(b) of the Code, there can be no assurance that the IRS will not seek to challenge such allocation, or that any such challenge will not be successful. If the IRS was successful in challenging the allocation of our tax items, the amount of items of income or gain allocated to you on your Form K-1 could be increased, or the amount of items of deduction or loss allocated to you on your Form K-1 could be decreased. In addition, any successful challenge by the IRS of such allocations could result in you and all of our other holders having your or their personal income tax returns audited and being required to file amended income tax returns. See “—Audit of Income Tax Returns.” Similar consequences could result if the IRS successfully challenged the allocations of any portfolio company in which we invest that is taxed as a pass-through entity if such reallocation affects our share of such portfolio company’s income or other tax items.

Tax Consequences Upon Disposition of Units

Gain or loss will be recognized on a sale of our units, or upon a redemption of all of your units, in an amount equal to the difference between the amount realized and your basis in the units sold or redeemed. The amount realized includes cash and the fair market value of any property received plus your share of our debt. Although unlikely, since debt is included in your basis, it is possible that you could have a tax liability upon the sale of your units that exceeds the proceeds of sale.

Gain or loss recognized by a holder on the sale or exchange of a unit held for more than one year generally will be taxed as long-term capital gain or loss. However, to the extent the amount realized on the sale or exchange is attributable to unrealized receivables or inventory owned by us, such amount realized will not be treated as realized from the sale of a capital asset and will give rise to ordinary income or loss. Unrealized receivables are defined under Code Section 751(c) to include receivables not previously included in income under your method of accounting and certain items of depreciation recapture.

Dissolution

Our dissolution and liquidation will involve the distribution to you and all of our holders of the assets, if any, remaining after payment of all of our debts and liabilities. Upon dissolution, your units may be liquidated by one or more distributions of cash or other property. Gain would be recognized by you to the extent, if any, that the amount of cash received exceeds your adjusted basis in your units and loss would be recognized by a holder, including you, who receives only cash to the extent such cash is less than such holder’s adjusted basis in his, her or its units. We will recognize no gain or loss if we distribute our own property (including our interest in portfolio companies) in a dissolution event. You would receive a tax basis in any distributed property equal to your basis in your units less the amount of cash distributed to you in the liquidation.

Tax Information to Holders

We will annually provide you with a Schedule K-1 (or an authorized substitute). Your Schedule K-1 will set out your distributive share of each item of income, gain, loss, deduction or credit required to be separately stated. You must report all items consistently with Schedule K-1 or, if an inconsistent position is reported, must notify the IRS of any inconsistency by filing Form 8062 "Notice of Inconsistent Treatment or Administrative Adjustment Request" with the original or amended return in which the inconsistent position is taken.

Audit of Income Tax Returns

The IRS may audit our income tax returns and may challenge positions taken by us for tax purposes and may seek to change our allocations of income, gain, loss and deduction to you. If the IRS were successful in challenging our allocations in a manner that reduces loss or increases income allocable to you, as a result you may have additional tax liabilities. In addition, such an audit could lead to separate audits of your tax returns. Any audit of your return could result in adjustments not related to our returns as well as those related to our returns. Any of these events could result in additional tax liabilities, penalties and interest to you and cause you to incur the cost of filing amended tax returns.

Generally, you are required to file your tax returns in a manner consistent with the information returns filed by us, such as Schedule K-1, or you may be subject to possible penalties, unless you file a statement with your tax returns describing any inconsistency. In addition, we will select a "tax matters member", initially John M. Sensenig, who will have certain responsibilities with respect to any IRS audit and any court litigation relating to us. You should consult your tax advisors as to the potential impact these procedural rules may have on you.

The Tax Equity and Fiscal Responsibility Act of 1982 ("TEFRA") established unified audit rules applicable to all but certain small partnerships. These rules require the tax treatment of all "partnership items" to be determined at the partnership, rather than the partner, level. Partnership items are those items that are more appropriately determined at the partnership level than at the partner level, as provided by regulations. If we are taxed as a partnership, the TEFRA rules will be applicable to you and us.

The IRS may challenge the reporting position of a partnership by conducting a single administrative proceeding to resolve the issue with respect to all partners, but the IRS must still assess any resulting deficiency against each of the taxpayers who were partners in the year in which the understatement of tax liability arose. Any partner of a partnership can request an administrative adjustment or a refund for your own separate tax liability. Any partner also has the right to participate in partnership-level administrative proceedings. A settlement agreement with respect to partnership items binds all parties to the settlement. The TEFRA rules establish the "Tax Matters Member" as the primary representative of a partnership in dealings with the IRS. The Tax Matters Member must be a "member-manager" which is defined as a company member who, alone or together with others, is vested with the continuing exclusive authority to make the management decisions necessary to conduct the business for which the organization was formed. In our case, this would be a manager who is also a unit holder of the company. Our operating agreement provides for the managers to designate the Tax Matters Member. Currently, John M. Sensenig is serving as our Tax Matters Member. The IRS generally is required to give notice of the beginning of partnership-level administrative proceedings and any resulting administrative adjustment to all partners whose names and addresses are furnished to the IRS.

Interest on Underpayment of Taxes; Accuracy-Related Penalties; Negligence Penalties

If we incorrectly report your distributive share of our net income (or if any portfolio company in which we invest that is a pass-through entity incorrectly reports our distributive share of its net income), this may cause you to underpay your taxes. If it is determined that you underpaid your taxes for any taxable year, you must pay the amount of taxes you underpaid plus interest on the underpayment and possibly penalties from the date that the tax was originally due. Under recent law changes, the accrual of interest and penalties may be suspended for certain qualifying individual taxpayers if the IRS does not notify you of amounts owing within 18 months of the date you filed your income tax return. The suspension period ends 21 days after the IRS sends the required notice. The rate of interest is compounded daily and is adjusted quarterly.

Under Section 6662 of the Internal Revenue Code, penalties may be imposed relating to the accuracy of tax returns that are filed. A twenty percent (20%) penalty is imposed with respect to any "substantial understatement of income tax" and with respect to the portion of any underpayment of tax attributable to a "substantial valuation misstatement" or to "negligence." All those penalties are subject to an exception to the extent a taxpayer had reasonable cause for a position and acted in good faith.

The IRS may impose a twenty percent (20%) penalty with respect to any underpayment of tax attributable to negligence. An underpayment of taxes is attributable to negligence if such underpayment results from any failure to make a reasonable attempt to comply with the provisions of the Code, or any careless, reckless, or intentional disregard of the federal income tax rules or regulations. In addition, regulations provide that the failure by a taxpayer to include on a tax return any amount shown on an information return is strong evidence of negligence. The disclosure of a position on the taxpayer's return will not necessarily prevent the imposition of the negligence penalty.

Consequences if We are Taxed as a Corporation

General

As described above under “—Tax Status of the Company”, if we are unable to obtain a favorable private letter ruling from the IRS that we will not be a publicly traded partnership, we will elect to be treated as an association taxable as a corporation. In such event, we would be taxed on our taxable income at corporate rates, currently at a maximum of 35%, and distributions would generally be taxed again to you as corporate dividends, as described below under “—Distributions”. In addition, you would not be required to report your share of our income, gains, losses or deductions on your tax returns, as described above under “—Consequences if We are Taxed as a Partnership.” Because a tax would be imposed on the corporate entity, the cash available for distribution to our holders, including you, would be reduced by the amount of tax paid by us, in which case the value of the units would be reduced.

The discussion below assumes that we are taxed as a corporation:

Distributions

Distributions with respect to our units generally will be treated as a taxable dividend to the extent paid out of our current or accumulated earnings and profits as determined under U.S. federal income tax principles and will be includible as ordinary income by the U.S. holder when received.

To the extent the amount of any distributions exceeds our available current or accumulated earnings and profits with respect to such distribution, the excess will be applied against and will reduce the holder's adjusted tax basis (on a dollar-for-dollar basis) in respect of the units as to which the distribution was made (but not below zero). Any remaining excess will be treated as gain or loss from the sale or exchange of such units, with the consequences discussed below (see "—Sale, Exchange or Other Disposition").

Dividends received by non-corporate holders in taxable years beginning on or before December 31, 2008, may qualify for taxation at lower rates applicable to long-term capital gains (currently at a rate of 15%), provided certain holding period and other requirements are satisfied. Non-corporate holders should consult their own tax advisors regarding the applicability of such lower rates under their particular factual situation.

Distributions to corporate holders may qualify for a dividends received deduction. Corporate holders should consult their tax advisors regarding the eligibility for such dividends received deduction under their particular factual situation. Dividend income that is not subject to regular federal income tax as a consequence of the dividends received deduction may be subject to the federal alternative minimum tax.

In general, for the first two years of a corporation’s holding period, the tax basis of its units is reduced (but not below zero) by the non-taxed portion of any “extraordinary dividend” received with respect to such units (generally, the portion of an extraordinary dividend for which a dividends received deduction is allowed). In the event that the non-taxed portion of an extraordinary dividend exceeds the corporate holder’s tax basis in its units, such excess is treated as current gain from the sale or exchange of the units. Generally, an “extraordinary dividend” is a dividend that (i) equals or exceeds 5% of the holder’s adjusted basis in preferred units (treating all dividends having ex-dividend dates within an 85-day period as a single dividend) or (ii) exceeds 20% of the holder’s adjusted basis in the units (treating all dividends having ex-dividend dates within a 365-day period as a single dividend). In addition, any redemption that is taxable to a corporate owner of units as a dividend, as described below under “—Sale, Exchange or Other Disposition”, and that is not pro-rata as to all holders of units, will be treated as an extraordinary dividend even if the units have been held for more than two years.

Constructive Dividends

Under section 305 of the Code, a holder of preferred stock may be treated as receiving constructive distributions over the term of the preferred stock based on the excess, if any, of the stock's redemption price over its "issue price" (subject to a de minimis exception) - sometimes referred to as "preferred OID". Our preferred units will be subject to these preferred OID rules.

There is some uncertainty as to whether the presence of a cumulative dividend feature whereby the preferred units are entitled to receive all accrued and unpaid performance payments should be taken into account in determining the "redemption price" of the preferred units for purposes of determining the amount of preferred OID at the time of issuance. Although the IRS has authority to issue regulations taking a cumulative dividend feature into account, and continues to study the issue, no such regulations have yet been issued. Accordingly, we do not currently intend to take this “cumulative dividend” feature into account for this purpose. There is no assurance, however, that the IRS will not take a contrary position, or otherwise issue regulations to the contrary.

In the event that any preferred units are treated as issued with preferred OID, the amount of such preferred OID would be amortized and treated as a constructive distribution with respect to the preferred units on a constant yield-to-maturity basis over term of the preferred units, regardless of whether the holder is a cash or accrual method taxpayer. Any constructive distributions would be treated in the same manner as an ordinary distribution (discussed above). Accordingly, to the extent we have available earnings and profits, or such distributions exceeds the holder's adjusted tax basis in its units, the holder would recognize taxable income prior to any corresponding cash payments.

Aside from the treatment of any preferred OID, the presence or absence of an adjustment to the conversion price at which the preferred units are convertible into common units (such as anti-dilution provisions) may also result in constructive distributions to the holders of the preferred units or common units, which would be taxable in a manner similar to an ordinary distribution on stock.

Sale, Exchange or Other Disposition

Any gain or loss recognized by you on a sale, exchange, or other disposition of our units generally should be capital gain or loss in an amount equal to the difference, if any, between the amount realized and your adjusted tax basis in the units immediately before the sale, exchange or other disposition. Any such gain or loss generally should be long-term if your holding period for your units is more than one year at that time.

In the case of a redemption of preferred units for cash or property, the federal income tax treatment of the redemption to a holder depends on the particular facts relating to such holder at the time of the redemption. Pursuant to section 302 of the Code, if the redemption of such units (i) is "not essentially equivalent to a dividend" with respect to you (i.e., there is a meaningful reduction in your interest as determined under applicable tax law), (ii) results in a "complete termination" of all of your equity interest in us, or (iii) in the case of a non-corporate holder, is made in "partial liquidation" of us, then the receipt of cash or property by such holder will be respected as a sale or exchange of its units and taxed accordingly. In applying these tests, certain constructive ownership rules, including attribution among family members, apply to determine ownership of the units. If the redemption does not qualify for sale or exchange treatment, you will instead be treated as having received a distribution on such unit (in an amount that generally will be equal to the amount of cash and the fair market value of property received in the redemption) with the general consequences described above under "-- Distributions." Thus, if a redemption of preferred units is treated as a dividend, the entire proceeds of such redemption may be taxable to you even though a significant portion of the redemption proceeds constitutes a return of your investment. In this regard, a redemption of preferred units should not be treated as a dividend as long as you do not own, actually or constructively, any common units. If you do not retain any actual unit ownership in us following a redemption that, by reason of the constructive ownership rules is treated as a distribution, you may lose your tax basis completely (and the tax basis would shift to the units that were treated as constructively owned by you).

Conversion of Preferred Units Into Common Units

For federal income tax purposes, you generally will not recognize gain or loss upon the optional conversion of its preferred units to common units, except in respect of any common units or fractions of common units received that are attributable to any accrued and unpaid preference payments. Any common units or fractions of common units received attributable to accrued and unpaid preference payments generally should be treated as a distribution on the units in an amount equal to the converted unpaid preference payments, with the consequences described above under “ - Distributions."

Your aggregate tax basis in the common units received upon conversion generally will be equal to your aggregate tax basis in the preferred units converted plus the amount of dividend or gain income recognized with respect to any converted unpaid preference payments. Your holding period in the common units received, other than any such units received attributable to any accrued and unpaid preference payments, will include the holding period of the preferred units exchanged. The holding period of any common units received that are attributable to any accrued but unpaid preference payments will commence on the day after the conversion.

Conversion of Unpaid Preference Payments into Preferred Units

If you elect to convert any unpaid preference payments into preferred units, you will be treated as having received a distribution on such units in the amount converted, with the consequences described above under “ - Distributions.” Your tax basis in the new units will be equal to the amount of the unpaid preference payments that were converted and the holding period of such units will commence on the day after the conversion.

Information Reporting and Backup Withholding

Information reporting will apply to distributions with respect to, or the proceeds of the sale or other disposition of, units held by you, and backup withholding (currently at a rate of 28%) will apply unless you provide the appropriate intermediary with a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establish an exemption from backup withholding. Furthermore, certain penalties may be imposed by the IRS on a recipient of payments that is required to supply information but that does not do so in the proper manner. Backup withholding generally should not apply with respect to payments made to certain exempt recipients, such as corporations and financial institutions. Any amount withheld under the backup withholding rules is allowable as a credit against your U.S. federal income tax liability, if any, and a refund may be obtained if the amounts withheld exceed your actual U.S. federal income tax liability and you provide the required information or appropriate claim form to the IRS. You should consult your tax advisor regarding your qualification for exemption from backup withholding and information reporting and the procedures for obtaining such an exemption.

EQUITY ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no market for our preferred units or common units. Future sales of substantial amounts of our preferred units or common units in the public market could adversely affect prevailing market prices and adversely affect our ability to raise additional capital in the capital markets at a time and price favorable to us. You will not be able to sell our preferred units or common units in the public market without our consent.

Upon completion of this offering, we will have 2,500,000 shares of common units authorized. Of these units, 500,000 of the common units (assuming that investors convert their preferred units and preference payments into common units) sold in this offering will be freely tradable (upon conversion of the preferred units and any accrued but unpaid preference payments) without restriction under the Securities Act of 1933 after we file a Current Report on Form 8-K which includes an audited balance sheet reflecting our receipt of the gross proceeds of this offering. However, our Operating Agreement severely restricts the trading of our common units, and subjects the trading of our common units to our consent. Thus, you may never be able to trade your common units.

The remaining approximately 2,000,000 common units held by John M. Sensenig and Wayne Hoover are “restricted securities” under the Securities Act of 1933. Of this amount, 20,000 common units will be eligible for resale pursuant to Rule 144 as of ________, and 2,000,000 common units will be subject to “lock-up” agreements as described below. “Restricted securities” as defined under Rule 144 were issued or sold by us in reliance on exemptions from the registration requirements of the Securities Act of 1933. These shares may be sold in the public market only if registered or pursuant to an exemption from registration, such as Rule 144, Rule 144(k) or Rule 701 under the Securities Act of 1933. However, our Operating Agreement severely restricts the trading of our common units, and subjects the trading of our common units to our consent.

Our Operating Agreement authorizes our Board of Managers to authorize additional preferred units and common units without limitation.

Rule 144

Under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least one year, including persons who may be deemed our affiliates, would be entitled to sell within any three-month period a number of securities that does not exceed the greater of the following:

•	one percent of the common units then outstanding (equal to approximately 20,000 common units upon completion of this offering); or

•
the average weekly trading volume of the common units during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions, and notice requirements and the availability of current public information about us.

Rule 144(k)

Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the three months preceding a sale, and who has beneficially owned the restricted securities proposed to be sold for at least two years (including the holding period of any prior owner except an affiliate), is entitled to sell such restricted securities without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless restricted, “144(k) shares” may be sold immediately upon the completion of this offering.

Rule 701

Under Rule 701 as currently in effect, persons who purchase securities upon exercise of options granted prior to the effective date of this initial public offering may sell such shares in reliance on Rule 144. Such sales need not comply with the holding period requirements of Rule 144. In the case of non-affiliates, these sales need not comply with the public information, volume limitations or notice provisions of Rule 144. Since the date of our organization, we have not granted options.

LEGAL MATTERS

The validity of the issuance of the preferred units offered hereby and the common units issuable upon conversion of the preferred units will be passed upon for us by Dickstein Shapiro LLP, Washington, District of Columbia.

EXPERTS

The consolidated balance sheets as of June 30, 2007, and the related consolidated statements of operations, members’ equity (deficit), and of cash flows for the year ended June 30, 2007, included in this prospectus have been audited by Ellis Lee Hostetter & Co., P.C., Lebanon, PA, independent auditors, as stated in their reports appearing herein, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the Securities and Exchange Commission with respect to the preferred units offered by this prospectus and the common units issuable upon conversion of the preferred units and preference payments. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. When we complete this offering, we will also be required to file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission.

You can read our Securities and Exchange Commission filings, including the registration statement, over the Internet at the Securities and Exchange Commission’s web site at http://www.sec.gov. You may also read and copy any document we file with the Securities and Exchange Commission at its public reference facilities at 450 Fifth Street, N.W. Washington, DC 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the Securities and Exchange Commission. You may obtain further information about the operation of the Securities and Exchange Commission’s Public Reference Section by calling at 1-800-SEC-0330.

INDEPENDENT AUDITOR’S REPORT

July 6, 2007

Community Pioneers, LLC
987 Valley View Road
New Holland, PA 17557

We have audited the Balance Sheet of Community Pioneers, LLC. (a Pennsylvania Limited Liability Company) as of June 30, 2007, and the related Statement of Income and Statement of Cash Flows for the period then ended. These financial statements are the responsibility of the Community Pioneers, LLC management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the Balance Sheet of the Community Pioneers, LLC, as of June 30, 2007 and the Statement of Income and Cash Flows for the period then ended in conformity with accounting principles generally accepted in the United States of America.

Yours truly,

/s/ Barry Dean Hostetter
BARRY DEAN HOSTETTER
Certified Public Accountant

COMMUNITY PIONEERS, LLC
a development stage company
Balance Sheet
As of June 30, 2007

ASSETS

CURRENT ASSETS

Cash in Bank - Checking	$500

TOTAL CURRENT ASSETS	$500

FIXED ASSETS	0

TOTAL ASSETS	$500

LIABILITIES AND MEMBERS’ EQUITY

CURRENT LIABILITIES

Accounts Payable	$0

TOTAL CURRENT LIABILITIES	$0

LONG-TERM LIABILITIES	0

TOTAL LIABILITIES	$0

MEMBERS’ EQUITY
Capital	$500
Net lncome/(Loss) for period	0

TOTAL MEMBERS’ EQUITY	500

TOTAL LIABILITIES AND MEMBERS’ EQUITY	500

See Independent Accountants’ Audit Report and Notes to the Financial Statements

COMMUNITY PIONEERS, LLC
a development stage company
Statement of Income
Period from March 1, 2006 (inception) through June 30, 2007

REVENUE	$0

OPERATING EXPENSES	0

INCOME/(LOSS) FROM OPERATIONS	$0

OTHER INCOME	0

OTHER EXPENSES	0

NET INCOME/(LOSS)	$0

See Independent Accountants’ Audit Report and Notes to the Financial Statements

COMMUNITY PIONEERS, LLC
A development stage company
Statement of Cash Flows
Period from March 1, 2006 (inception) through June 30, 2007

CASH FLOWS FROM OPERATING ACTIVITIES

Net Income/(Loss)	$0
Adjustments to Reconcile Net Income to Net
Cash Provided by (Used in) Operating Activities
Depreciation	0
(Increase) Decrease in Accounts Receivable	0
Increase (Decrease) in Accounts Payable	0
Net Cash Provided by (Used in) Operating Activities	$0

CASH FLOWS FROM INVESTING ACTIVITIES

Purchase of Property & Equipment	$0
Capital Contributed	500
Net Cash Provided by (Used in) Investing Activities	500

CASH FLOWS FROM FINANCING ACTIVITIES

Proceeds on Notes Payable	$0
Principal Payments on Long-Term Debt	0
Net Cash Provided by (Used in) Financing Activities	0

NET INCREASE (DECREASE) IN CASH	$500

CASH — Beginning of Year	0

CASH — End of Year	$500

CASH BALANCE

Cash in Bank — Checking	$500

See Independent Accountants’ Audit Report and Notes to the Financial Statements

COMMUNITY PIONEERS, LLC
a development stage company
Notes to the Financial Statements
For the Period Ended June 30, 2007

NOTE #1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS
Community Pioneers, LLC, is a Pennsylvania limited liability company partnership, which began March 1,2006. The company is a development stage holding company intending to use the offering proceeds to (1) purchase ninety nine and ninety nine hundredths percent ( 99.99%) of the issued and outstanding equity interest in Crumb Rubber Granulator, LLC in exchange for 250,000 of the series A preferred units offered by this offering, (2) to develop the business of Crumb Rubber Granulator, LLC, (3) for general corporate purposes and (4) to position us to execute our longer term strategy to purchase major stakes in early-stage operating companies that present innovative products and technologies, The proceeds of this offering will not be directly used to acquire companies other that Crumb Rubber Granulator, LLC, we envision, once the business of Crumb Rubber Granulator, LLC develops self-sustaining revenues, engaging other investments or acquisitions in the future of (a) establishing early-stage companies that have already begun operating but may require additional capital to successfully develop their respective markets and business, (b) start-up companies with a product, market, technology, or concept that presents a compelling opportunity, or (c) early-stage companies that present opportunities for growth and development and employment opportunities within the Amish/Mennonite communities, other smaller rural communities and small city industrial brown zones throughout the United States. The company’s executive offices are located at 987 Valley View Road, New Holland, Pennsylvania, 17557.

BASIS OF FINANCIAL PRESENTATION
The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities as of the date of the financial statements as well as revenues and expenses during the period. Actual results could differ from those estimates.

INVESTMENTS
The company has no investments at this time. The company does not engage in trading activities.

INCOME TAXES
The provision for income taxes is bascd upon income before income taxes. As of the date of these financial statements there is no reportable income and therefore no income taxes.

CASH AND CASH EQUIVALENTS
For purposes of the statement of cash flows, the company considers all cash on hand and cash in bank to be cash equivalents.
The company maintains a checking account with a bank. At June 30, 2007, the balance totaled $500, all of which is federally insured.

The Notes to the Financial Statements are and Integral Part of these Statements

Community Pioneers, LLC
a development stage company
Notes to the Financial Statements
For the Period Ended June 30, 2007

NOTE #1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

INVENTORIES
The company currently maintains no inventories.

DEPRECIATION
The company has no fixed assets as of the financial statement date and therefore no depreciation has been calculated.

NOTE #2-PROPOSED PUBLIC OFFERING

COMMON UNITS
The company has 2,000,000 common units outstanding held by two manager members of record.

PREFERRED UNITS
The company is selling 500,000 preferred units at $20.00 each from time to time in four series in connection with this offering.

Preferred Unit Series	Amount Being Registered	Minimum Holding Period	Preference Payment	Public Investment
Series A	350,000	None	6%	$7,000,000
Series B	75,000	6 months	7%	1,500,000
Series C	50,000	3 years	8%	1,000,000
Series D	25,000	5 years	9%	500,000
Totals	500,000			$10,000,000

NOTE #3- DEFERRED OFFERING COSTS

The company will have no deferred offering costs as the manager member is paying for the legal and accounting fees incurred through the date of the balance sheet date that are related to the Proposed Offering. All legal and accounting fees charged as of the date of these financial total costs incurred from inception to June 30, 2007 was $379,338.85. All future costs, after the date of these financial statements, related to the Proposed Offering will be charges and paid by the aforementioned member. These costs will not be reimbursed by the company.

NOTE #4-ADVANCES PAYABLE

The company has no advances payable to any manager or member of the company.

The Notes to the Financial Statements are and Integral Part of these Statements

INDEPENDENT AUDITOR’S REPORT

July 6, 2007

Crumb Rubber Granulator, LLC
987 Valley View Road
New Holland, PA 17557

We have audited the Balance Sheet ofCrumb Rubber Granulator, LLC (a Pennsylvania Limited Liability Company) as of June 30, 2007, and the related Statement of Income and Statement of Cash Flows for the period then ended. These financial statements are the responsibility of the Community Pioneers, LLC management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America, Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the balance sheet of the Crumb Rubber Granulator, LLC, as of June 30, 2007 and the statement of Income and its cash flows for the period then ended in conformity with accounting principles generally accepted in the United States of America.

Yours truly,

/s/ Barry Dean Hostetter
BARRY DEAN HOSTEITER
Certfied Public Accountant

CRUMB RUBBER GRANULATOR, LLC
a development stage company
Balance Sheet
As of June 30, 2007

ASSETS

CURRENT ASSETS

Cash in Bank – Checking	$0

TOTAL CURRENT ASSETS	$0

FIXED ASSETS	0

TOTAL ASSETS	$0

LIABILITIES AND MEMBERS’ EQUITY

CURRENT LIABILITIES

Accounts Payable	$0

TOTAL CURRENT LIABILITIES	$0

LONG-TERM LIABILITIES	0

TOTAL LIABILITIES	$0

MEMBERS’ EQUITY
Capital	$0
Net lncome/(Loss) for period	0

TOTAL MEMBERS’ EQUITY	0

TOTAL LIABILITIES AND MEMBERS’ EQUITY	0

See Independent Accountants’ Audit Report and Notes to the Financial Statements

CRUMB RUBBER GRANULATOR, LLC
a development stage company
Statement of Income
Period from February 9, 2007 (inception) through June 30, 2007

REVENUE	$0

OPERATING EXPENSES	0

INCOME/(LOSS) FROM OPERATIONS	$0

OTHER INCOME	0

OTHER EXPENSES	0

NET INCOME/(LOSS)	$0

See Independent Accountants’ Audit Report and Notes to the Financial Statements

CRUMB RUBBER GRANULATOR, LLC
A development stage company
Statement of Cash Flows
Period from February 9, 2007 (inception) through June 30, 2007

CASH FLOWS FROM OPERATING ACTIVITIES

Net Income/(Loss)	$0
Adjustments to Reconcile Net Income to Net
Cash Provided by (Used in) Operating Activities
Depreciation	0
(Increase) Decrease in Accounts Receivable	0
Increase (Decrease) in Accounts Payable	0
Net Cash Provided by (Used in) Operating Activities	$0

CASH FLOWS FROM INVESTING ACTIVITIES

Purchase of Property & Equipment	$0
Capital Contributed	0
Net Cash Provided by (Used in) Investing Activities	0

CASH FLOWS FROM FINANCING ACTIVITIES

Proceeds on Notes Payable	$0
Principal Payments on Long-Term Debt	0
Net Cash Provided by (Used in) Financing Activities	0

NET INCREASE (DECREASE) IN CASH	$0

CASH — Beginning of Year	0

CASH — End of Year	$0

CASH BALANCE

Cash in Bank — Checking	$0

See Independent Accountants’ Audit Report and Notes to the Financial Statements

CRUMB RUBBER GRANULATOR, LLC
a development stage company
Notes to the Financial Statements
For the Period Ended June 30, 2007

NOTE #1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS
Crumb Rubber Granulator, LLC is a Pennsylvania limited liability company partnership, which began February 9, 2007. The company intends in the future to own a patent, prototype, and start-upinventory for comminution apparatus for refining various materials such as waste tires into smaller pieces of desired size. The company, Crumb Rubber Granulator, LLC is a 99.99% owned by of Flintwood Metals, Inc., and the balance is owned by John M. Scnsenig.

BASIS OF FINANCIAL PRESENTATION
The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities as of the date of the financial statements as well as revenues and expenses during the period. Actual results could differ from those estimates.

INVESTMENTS
The company has no investments at this time. The company does not engage in trading activities.

INCOME TAXES
The provision for income taxes is based upon income before income taxes. As of the date of these financial statements there is no reportable income and therefore no income taxes.

CASH AND CASH EQUIVALENTS
For purposes of the statement of cash flows, the company considers all cash on hand and cash in bank to be cash equivalents. The company has no cash or cash equivalents as of the balance sheet date.

INVENTORIES
The company currently maintains no inventories.

DEPRECIATION
The company has no fixed assets as of the financial statement date and therefore no depreciation has been calculated.

NOTE #2- ADVANCES PAYABLE
The company has no advances payable to any manager or member of the company.

The Notes to the Financial Statements are and Integral Part of these Statements

COMMUNITY PIONEERS, LLC

500,000 Convertible Preferred Limited Liability Company Membership Units

PROSPECTUS

Until _______, 2007, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

____________, 2007

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, to be paid in connection with the sale of the preferred units being registered hereunder, all of which will be paid by John M. Sensenig. All of the amounts shown are estimates except for the Securities and Exchange Commission registration fee.

SEC registration fee		$1,070.00
Printing expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Blue sky fees and expenses		*
Miscellaneous		*
Total	$	*

*To be filed by amendment.

Item 14. Indemnification of Managers and Officers

(a) As permitted by Pennsylvania law, our Operating Agreement eliminates the liability of agents (including managers and officers) to us or our members for monetary damages for breach of fiduciary duty as agents, except to the extent that the act giving raise to the claim of indemnification is determined by a court to constitute willful misconduct or recklessness.

(b) Our Operating Agreement provides that we will indemnify each person who was or is made a party to any proceeding by reason of the fact that such person is or was an agent of ours against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith to the fullest extent authorized by Pennsylvania law.

(c) Our Operating Agreement also gives us the ability to enter into indemnification agreements with any of our agents relating to repayment of indemnification amounts to us if a court determines that such agent is not entitled to be indemnified by us.

Item 15. Recent Sales of Unregistered Securities

During the past three years, we sold the following common units without registration under the Securities Act of 1933:

Name	Number of common units
John M. Sensenig	1,999,999
Wayne Hoover	1

Such common units were issued on March 1, 2006 in connection with our organization pursuant to the exemption from registration contained in Section 4(2) of the Securities Act of 1933 as they were sold to our founding members in exchange for their initial equity contribution to us. The common units issued to the individuals above were sold for an aggregate offering price of $500 at an average purchase price of approximately $0.00025 per common unit. No underwriting discounts or commission were paid with respect to such sales.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit No.	Description
2.1	Unit Purchase Agreement*
3.1	Certificate of Organization
3.2	Operating Agreement
5.1	Opinion of Dickstein Shapiro LLP*
10.1	Lock-up Agreement relating to John M. Sensenig
10.2	Lock-up Agreement relating to Wayne Hoover
14.1	Code of Ethics
23.1	Consent of Ellis Lee Hostetter & Co., P.C.
23.2	Consent of Ellis Lee Hostetter & Co., P.C.
23.3	Consent of Dickstein Shapiro LLP (incorporated by reference from Exhibit 5.1)
99.1	Resolutions relating to Rule 3a-2 of the Investment Company Act of 1940*
99.2	Form of Subscription Agreement
99.3	Audit Committee Charter

*To be filed by amendment

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to managers, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a manager, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such manager, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Holland, State of Pennsylvania, on the 6th day of July 2007.

COMMUNITY PIONEERS, LLC

By:	/s/ John M. Sensenig
John M. Sensenig
President and Chairman of the Board of Managers

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John M. Sensenig	President and Chairman of the Board of Managers	July 6, 2007
John M. Sensenig

/s/ Wayne Hoover	Manager	July 6, 2007
Wayne Hoover

EXHIBIT INDEX

Exhibit No.	Description	Sequentially Numbered Page
2.1	Unit Purchase Agreement*
3.1	Certificate of Organization
3.2	Operating Agreement
5.1	Opinion of Dickstein Shapiro LLP*
10.1	Lock-up Agreement relating to John M. Sensenig
10.2	Lock-up Agreement relating to Wayne Hoover
14.1	Code of Ethics
23.1	Consent of Ellis Lee Hostetter & Co., P.C.
23.2	Consent of Ellis Lee Hostetter & Co., P.C.
23.3	Consent of Dickstein Shapiro LLP (incorporated by reference from Exhibit 5.1)
99.1	Resolutions relating to Rule 3a-2 of the Investment Company Act of 1940*
99.2	Form of Subscription Agreement*
99.3	Audit Committee Charter

* To be filed by Amendment.